Exhibit (2)b
EXECUTION VERSION

DEFINITIVE PURCHASE AGREEMENT
BY AND AMONG
KIMBERLY-CLARK CORPORATION,
STATE STREET BANK AND TRUST COMPANY,
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA,
AND
PRUDENTIAL FINANCIAL, INC.

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***CONFIDENTIAL TREATMENT REQUESTED BY KIMBERLY-CLARK CORPORATION***

I.	DEFINITIONS AND INTERPRETATION	2
II.	PURCHASE OF SINGLE PREMIUM GROUP ANNUITY CONTRACT	15
III.	COMPANY’S REPRESENTATIONS AND WARRANTIES	26
IV.	INDEPENDENT FIDUCIARY’S REPRESENTATIONS AND WARRANTIES	29
V.	INSURER AND INSURER PARENT REPRESENTATIONS AND WARRANTIES	32
VI.	PRE-CLOSING COVENANTS	35
VII.	OTHER COVENANTS	40
VIII.	CONDITIONS TO OBLIGATION TO CLOSE	42
IX.	INDEMNIFICATION	45
X.	TERMINATION	47
XI.	MISCELLANEOUS	49

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DEFINITIVE PURCHASE AGREEMENT
This Definitive Purchase Agreement (this “Agreement”) is entered into as of February 23, 2015 (the “Signing Date”) by and among The Prudential Insurance Company of America, a New Jersey life insurance company (the “Insurer”), Prudential Financial, Inc., a New Jersey corporation (“Insurer Parent”), Kimberly-Clark Corporation, a Delaware corporation (the “Company”), acting solely in a non-fiduciary capacity as the sponsor of the Kimberly-Clark Corporation Pension Plan (the “Plan”), and State Street Bank and Trust Company, a Massachusetts trust company, for the purposes of this Agreement, acting through State Street Global Advisors, a division of State Street Bank and Trust Company, acting solely in its capacity as the independent fiduciary of the Plan with certain authority and responsibility to represent the Plan and its Plan Participants and Plan Beneficiaries in regard to the transactions set forth in this Agreement (the “Independent Fiduciary”). The Insurer, Insurer Parent, the Company and the Independent Fiduciary are referred to collectively herein as the “Parties.”
RECITALS

A.
The Company, as sponsor of the Plan, has amended the Plan to require that Liabilities under the Plan for certain participants currently receiving benefits be transferred to a licensed insurance company, and that such insurance company fully and irrevocably guarantee benefits in accordance with a group annuity contract.

B.	In furtherance of the foregoing, the Insurer wishes to issue to the Company the Group Annuity Contract on the terms and subject to the conditions set forth herein and therein.

C.	Insurer Parent expects to derive substantial benefit from the consummation of the transactions contemplated by this Agreement and the Insurer’s issuance of the Group Annuity Contract.

D.	The Company and the Independent Fiduciary are desirous of proceeding with the Plan’s purchase and the Company’s receipt of the Group Annuity Contract from the Insurer.

E.	The Independent Fiduciary has determined that the Plan’s purchase of the Group Annuity Contract as provided for herein satisfies the ERISA Requirements.

F.
The Parties wish to enter into this Agreement to provide for the purchase and the issuance of the Group Annuity Contract by the Insurer to the Company and certain related transactions and agreements, including the Insurer and the Other Insurer entering into the Administrative Services Agreement.

G.
The Company is entering into this Agreement and any Ancillary Agreements to which it is a party, and undertaking the actions contemplated by each, solely in a non-fiduciary capacity as plan sponsor of the Plan.

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H.
The Independent Fiduciary is entering into this Agreement and any Ancillary Agreements to which it is a party, and undertaking the actions contemplated by each, solely in its capacity as a named fiduciary for matters involving certain assets of the Plan.

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:
I.DEFINITIONS AND INTERPRETATION
1.01    Definitions. For purposes of this Agreement:
“3-Month LIBOR” means [ * * * ].
[ * * * ]
“Action” means any claim, action, suit, arbitration, complaint, charge, investigation, inquiry or proceeding by or before any Governmental Authority.
“Administrative Services Agreement” means the Annuity Administrative Services Agreement between the Insurer and the Other Insurer in substantially the form of Schedule 1.01(b).
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.
“Agreement” is defined in the preamble.
“Alternative Arrangement” is defined in Section 6.04(c).
“Alternative Transaction Proposal” means any proposal or offer (a) relating to the entry into an insurance, reinsurance or other transaction similar to the purchase and issuance of a group annuity contract contemplated hereby and (b) that would be reasonably likely to replace, frustrate or cause not to occur the Transactions in respect of the Covered Lives or Contingent Lives, including any transaction in which the responsibility to make all or any substantial portion of the payments in respect of pension obligations owed to the Covered Lives or Contingent Lives would be transferred, assigned or novated from the Plan Trust to an non-affiliated Person or in which a non-affiliated Person would assume an obligation to indemnify or reimburse the Plan Trust, the Company or any of their respective Affiliates for any such payment; provided that an “Alternative Transaction Proposal” shall not include (i) any insurance, reinsurance or other transaction that does not relate to the Covered Lives or Contingent Lives or (ii) the Other Group Annuity Contract and any definitive purchase agreement or

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similar agreement executed by the Other Insurer, the Company and the Independent Fiduciary with respect to the Other Group Annuity Contract.
“Ancillary Agreements” means the Group Annuity Contract, the Plan Trustee Agreement and all other written agreements, documents or certificates to be delivered by a Party at the Closing.
“Annuity Benefits Correspondence Center” is defined in Section 7.03(a).
“Annuity Certificate” means an annuity certificate substantially in the applicable form set forth in Schedule 1.01(c), with such modifications as may be made by the Insurer as required by, or permitted under, applicable Law.
“Annuity Committee” means the Annuity Committee of the Plan.
“Annuity Exhibits” means the annuity exhibits and related information, in substantially the same form attached to Schedule 1.01(g).
“Annuity Commencement Date” has the meaning ascribed to such term in Section 1.1 of the Group Annuity Contract.
“Annuity Payment” means the monthly payments, if any, payable to Covered Lives and, if applicable, Contingent Lives and Beneficiaries pursuant to the Group Annuity Contract.
“Applicable Rate” means [ * * * ].
“Arbitration Dispute” is defined in Section 2.10(b).
“ASC 715” means Accounting Standards Codification Section 715: Compensation-Retirement Benefits.
[ * * * ]
“Asset Portfolio” means the [ * * * ] in the [ * * * ] of the Workbook, as adjusted from time to time pursuant to Section 2.05.
[ * * * ] is defined in Section 2.17.
[ * * * ] is defined in Section III(B)(ii) of the Procedures Manual.
“Base Annuity Premium” is defined in Section II(A) of the Procedures Manual.
“Base File” means the data as of December 1, 2014 included in the excel file titled [ * * * ], as was provided by the Company to the Insurer in the Data Room on [ * * * ].

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“Beneficiary” has the meaning ascribed to such term in the Group Annuity Contract.
“Bill of Sale” means the bill of sale in the form attached as Schedule 1.01(d).
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York or Boston, Massachusetts are authorized or required by Law to close or are unable to open.
“Cash” means currency of the United States of America or wire transfers thereof that is legal tender for payment of all public and private debts.
“Cash Flows” is defined in Section III(B)(i) of the Procedures Manual.
“Cash Payment Amount” is defined in Section 2.06(e)(i).
“Closing” is defined in Section 2.02.
“Closing Amount” means [ * * * ].
“Closing Annuity Exhibits” is defined in Section 2.06(a)(iii).
“Closing Data Cut-Off Date” means the day that is 26 Business Days prior to the Target Closing Date.
“Closing Data File” is defined in Section 2.06(a)(i).
“Closing Date” is defined in Section 2.02.
"Closing Date Asset Valuation" is defined in Section 2.06(b).
“Closing Date Cash Amount” means the amount equal to [ * * * ].
“Closing Date [ * * * ] Amount” means [ * * * ].
“Code” means the Internal Revenue Code of 1986 and the applicable Treasury Regulations issued thereunder.
“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent, good faith efforts to accomplish such objective as a similarly situated Person would normally use to accomplish a similar objective as expeditiously as reasonably possible under similar circumstances exercising reasonable business judgment. Notwithstanding the foregoing, “Commercially Reasonable Efforts” will not require a Person to make payments to unaffiliated third parties (other than in respect of the fees and expenses of such Person’s counsel and other advisors), to incur non-de minimis

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Liabilities to unaffiliated third parties or to grant any non-de minimis concessions or accommodations.
“Company” is defined in the preamble.
“Company Disclosure Letter” means the disclosure letter as delivered by the Company to the other Parties immediately prior to the execution of this Agreement.
“Company Indemnified Claim” is defined in Section 9.02.
“Company Indemnified Party” is defined in Section 9.02.
“Company Provided Component” means any component incorporated into the calculation of the Payment at Close (including the information provided pursuant to Section 2.17), the Cash Payment Amount, the Final [ * * * ] Amount and the Interim Post-Closing [ * * * ] Amount not calculated, determined or provided by the Insurer (for the avoidance of doubt, the [ * * * ] Amount and the [ * * * ] Amount are not Company Provided Components).
“Company’s Knowledge” means the actual knowledge of any officer of the Company responsible for the day to day administration or oversight of the Plan or directly involved in the negotiation of this Agreement or the transactions contemplated hereby, in each case, after making appropriate inquiry of those people reporting directly to such officer who have substantial responsibility for the relevant subject matter.
“Compelled Disclosing Party” is defined in Section 11.13(d).
“Confidential Information” means all business and technical information or processes, stored in any medium, to the extent the same is reasonably construed or generally accepted as containing a trade secret, proprietary or confidential information of or belonging to any Party, its Representatives, its Affiliates or its Affiliates’ Representatives, including know-how and trade secrets, customer or client requirements and lists, [ * * * ], technology, software and data processing procedures, insurance, actuarial, accounting and financial data, management systems, records and any other information that is designated as confidential, and the portions of any reports or other documents prepared by any professional engaged in connection with this Agreement and any report or other document prepared by a receiving Party that contains or incorporates a trade secret, proprietary or confidential information of a disclosing Party. Confidential Information includes information communicated orally, in writing or in any other recorded or tangible form, includes information supplied by the disclosing Party and includes information delivered prior to the Signing Date pursuant to the Confidentiality Agreements. Information received by the receiving Party containing trade secrets or proprietary or confidential information constitutes Confidential Information.

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“Confidentiality Agreements” means, collectively, the (a) Non-Disclosure Agreement, dated June 18, 2014, between the Company and Insurer, (b) the Non-Disclosure Agreement, dated November 21, 2014, between the Company and Independent Fiduciary and (c) the Non-Disclosure Agreement, dated December 22, 2014, between the Insurer and Independent Fiduciary.
“Consent” means any consent, approval (or deemed approval after the expiry of all appropriate waiting periods), authorization, notice, filing, permission or waiver.
“Contingent Life” has the meaning ascribed to such term in the Group Annuity Contract.
“Contract” means any legally enforceable agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral.
“Contract-Holder” has the meaning ascribed to such term in Section 1.1 of the Group Annuity Contract.
“Contribution Amount” has the meaning ascribed to such term in Section 1.1 of the Group Annuity Contract.
“Corridor” means [ * * * ].
“Corridor Breach” means that the cumulative sum of the absolute values of each premium change with respect to [ * * * ], as calculated from time to time, exceeds the Corridor.
[ * * * ]
“Covered Life” has the meaning ascribed to such term in the Group Annuity Contract.
“Credit Rating Agencies” means each of Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc. and Fitch Ratings Ltd., and their respective successors and assigns.
[ * * * ] is defined in Section II(C)(ii)(1) of the Procedures Manual.
“Data Room” means that certain IntraLinks, Inc. virtual data room entitled “Project Camden”.
[ * * * ] is defined in Section II(C)(ii)(3) of the Procedures Manual.
“Dispute” means any claim, counterclaim, demand, cause of action, controversy or dispute.

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“Dry-Run Asset Valuation” is defined in Section 2.07(b).
“Dry-Run Calculation Delivery Date” means [ * * * ].
“Dry-Run Cash Payment Amount” is defined in Section 2.07(c)(i).
“Dry-Run Data Cut-Off Date” means [ * * * ].
“Dry-Run Data File” is defined in Section 2.07(a).
“Dry-Run Date Cash Amount” means the amount equal to [ * * * ].
“Dry-Run Date [ * * * ] Amount” means [ * * * ].
“Dry-Run [ * * * ] Amount” means [ * * * ].
“Dry-Run [ * * * ] Amount” means [ * * * ].
“Effective Date” has the meaning ascribed to such term in the Group Annuity Contract.
“Enforceability Exceptions” is defined in Section 3.02.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any federal agency regulations promulgated thereunder.
“ERISA Requirements” means all of the requirements of ERISA and applicable guidance promulgated thereunder, including Interpretive Bulletin 95-1.
[ * * * ]
[ * * * ] is defined in Section 2.13.
[ * * * ] means all the [ * * * ] listed in Schedule 1.01(e) attached hereto.
[ * * * ] means all the [ * * * ] listed in Schedule 1.01(f) attached hereto.
“[ * * * ] Amount” is defined in Section II(C)(ii)(3) of the Procedures Manual.
“[ * * * ] Amount” is defined in Section II(C)(ii)(2) of the Procedures Manual.
“Final Annuity Exhibits” is defined in Section 2.09(b)(iii).
“Final Data Cut-Off Date” means the day that is 93 Business Days after the Closing Date.
“Final Data File” is defined in Section 2.09(a).

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“Final [ * * * ] Amount” is defined in Section 2.09(a).
“Final [ * * * ] Amount” is defined in Section 2.09(d)(i).
“Fundamental Reps” means the representations and warranties contained in Sections 3.01 (Due Organization, Good Standing and Corporate Power), 3.02 (Authorization of Agreement; Enforceability), 3.05 (Plan Investments), 3.06 (No Brokers’ Fee), 3.07 (Accuracy of Information), 4.01 (Due Organization, Good Standing and Corporate Power), 4.02 (Authorization of Agreement; Enforceability), 4.03 (Consents and Approvals; No Violations), 4.04 (ERISA Related Determinations), 4.05 (No Brokers’ Fee), 5.01 (Due Organization, Good Standing and Corporate Power), 5.02 (Authorization of Agreement; Enforceability), 5.04 (Enforceability of Group Annuity Contract), 5.07 (No Brokers’ Fee), 5.08 (Accuracy of Data Provided), 5.09 (No Post-Closing Liability), 5.11 (Relationship to the Plan) and 5.12 (Compliance with ERISA).
“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.
“General Account” means the general account of the Insurer.
“Governmental Approval” means any Consent of a Governmental Authority.
“Governmental Authority” means any federal, state, municipal, foreign or local government or quasi-governmental authority or any regulatory or administrative body, department, agency, insurance commission or commissioner, subdivision, court or other tribunal, arbitrator or arbitral body of any of the foregoing.
“Group Annuity Contract” means a single premium, non-participating group annuity contract, and all exhibits thereto, substantially in the form set forth in Schedule 1.01(g).
“Group Annuity Contract Issuance” is defined in Section 2.01.
“Identified USB Flash Drive” means the USB Flash Drive containing, collectively, (a) the Workbook, (b) the Base File, (c) the Priced Lives file referenced on Schedule 1.01(i), and (d) the Procedures Manual. Such USB Flash Drive will be delivered from the Insurer to the Company on the Signing Date, or as promptly as practical thereafter.
“IF Engagement Letter” means the Engagement Letter, dated January 12, 2015, by and between the Annuity Committee and Independent Fiduciary.
“Indemnified Person” is defined in Section 11.15(b).
“Independent Fiduciary” is defined in the preamble.

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“Independent Fiduciary MAC” means (a) the occurrence of a material adverse change, as determined in the sole discretion of the Independent Fiduciary, in or affecting directly the Insurer or the Other Insurer subsequent to the Signing Date that would cause the selection of the Insurer or the Other Insurer and the purchase of the Group Annuity Contract or the Other Group Annuity Contract to fail to satisfy ERISA Requirements or (b) the occurrence of a change in ERISA Requirements after the Signing Date that would cause the selection of the Insurer or the Other Insurer and the Plan’s purchase of the Group Annuity Contract or the Other Group Annuity Contract to fail to satisfy ERISA Requirements.
“Insurer” is defined in the preamble.
“Insurer’s Knowledge” means the actual knowledge of any officer of the Insurer or Insurer Parent who will be responsible for the day to day administration of the Group Annuity Contract or was directly involved in the negotiation of this Agreement or the transactions contemplated hereby, in each case, after making appropriate inquiry of those people reporting directly to such officer who have substantial responsibility for the relevant subject matter, and if none of such officers or people reporting directly to them have substantial responsibility for the relevant subject matter, then after making appropriate inquiry an officer of the Insurer or Insurer Parent who has substantial responsibility for such subject matter.
“Insurer Parent” is defined in the preamble.
“Insurer Payment Commencement Date” means the Annuity Commencement Date.
“Insurer Provided Component” means any component incorporated into the calculation of the Payment at Close (including the information provided pursuant to Section 2.17), the Cash Payment Amount, the Final [ * * * ] Amount and the Interim Post-Closing [ * * * ] Amount not calculated, determined or provided by the Company (for the avoidance of doubt, the [ * * * ] Amount and the [ * * * ] Amount are not Insurer Provided Components).
“Interim Post-Closing Annuity Exhibits” is defined in Section 2.08(b)(iii).
“Interim Post-Closing Data Cut-Off Date” means the day that is 34 Business Days after the Closing Date.
“Interim Post-Closing Data File” is defined in Section 2.08(a).
“Interim Post-Closing [ * * * ] Amount” is defined in Section 2.08(a).
“Interim Post-Closing [ * * * ] Amount” is defined in Section 2.08(d)(i).
“Interpretive Bulletin 95-1” means the U.S. Department of Labor’s interpretive bulletin codified at 29 C.F.R. 2509.95-1.

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“Kimberly-Clark Benefits Center” is defined in Section 7.03(b).
“Law” means any federal, state, foreign or local law, statute, ordinance, regulation, rule or Order of any Governmental Authority.
“Liability” means any direct or indirect liability, debt, obligation, commitment, guaranty, claim, loss, damage, deficiency, penalty, fine, cost or expense of any kind, whether relating to payment, performance or otherwise, known or unknown, fixed, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever and however arising (including whether or not required to be reflected or reserved under GAAP against on the financial statements of the obligor or responsible Person).
[ * * * ] is defined in Section II(C)(ii)(9) of the Procedures Manual.
“[ * * * ] Amount” means [ * * * ].
“[ * * * ] Amount” means [ * * * ].
“Liens” means any lien, mortgage, security interest, pledge, deposit, encumbrance, restrictive covenant or other similar restriction.
“Materials” is defined in Section 11.15(a).
“Material Litigation” means any Action that is initiated against the Company, the Plan, the Insurer, Insurer Parent or any fiduciary of the Plan (including the Independent Fiduciary) by a Governmental Authority that seeks to enjoin the consummation of the Transactions or that otherwise asserts that the Transactions violate applicable Law.
[ * * * ] is defined in Section II(C)(ii)(2) of the Procedures Manual.
[ * * * ] is defined in Section III(B)(iv) of the Procedures Manual.
“Non-Exempt Prohibited Transaction” means a transaction prohibited by ERISA Section 406 or Section 4975 of the Code, for which no statutory exemption, or Department of Labor class exemption is available.
“Notice of Extension” is defined in Section 10.03(a).
“Order” means any order, award, decision, injunction preliminary or otherwise, judgment, ruling, decree, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.
[ * * * ]

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[ * * * ]
[ * * * ]
“Outside Date” is defined in Section 10.01(b).
“Parties” is defined in the preamble.
“Payment at Close” means (a) the assignment, transfer and delivery by the Plan Trustee to the Insurer of the Transferred Assets, determined in accordance with the procedures set forth in Schedule 2.01, and (b) the payment by the Plan Trustee to the Insurer of an amount in Cash equal to the Cash Payment Amount.
“Permitted Liens” means:
(a)    any Liens created by operation of Law in respect of restrictions on transfer of securities (other than restrictions relating to the transfer of the Transferred Assets at Closing, unless such transfer complies with such applicable Law); or
(b)    any transfer restrictions or other limitations on assignment, transfer or the alienability of rights under any indenture, debenture or other similar governing agreement to which such assets are subject (other than restrictions relating to the transfer of an asset at Closing, unless such transfer does not violate any such restriction).
“Person” means any individual, corporation, limited liability company, partnership, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Authority or other entity.
“Plan” is defined in the preamble.
“Plan Asset” means an asset of the Plan within the meaning of ERISA.
“Plan Beneficiary” means a person designated by a current or former Plan Participant, by a QDRO or by the terms of the Plan, to become entitled to receive a pension benefit from the Plan.
“Plan Governing Documents” means the Plan and any documents and instruments governing the Plan as contemplated under Section 404(a)(1)(D) of ERISA.
“Plan Participant” means a person who is eligible to receive, and is receiving, a pension benefit from the Plan.
“Plan Trust” means the Kimberly-Clark Retirement Trust.
“Plan Trustee” means Bank of New York Mellon, in its capacity as the directed trustee of the Plan Trust.

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“Plan Trustee Agreement” is defined in Section 7.04(b).
“Plan Trustee Direction Letter (Closing)” means the Independent Fiduciary’s direction to the Plan Trustee in substantially the form attached hereto as Schedule 1.01(h)(1).
“Plan Trustee Direction Letter (Pre-Closing)” means the Independent Fiduciary’s direction to the Plan Trustee in substantially the form attached hereto as Schedule 1.01(h)(2).
“Priced Lives” means all Plan Participants and Plan Beneficiaries who are referenced by Schedule 1.01(i).
[ * * * ]
“Procedures Manual” means that certain Procedures Manual, as contained on the Identified USB Flash Drive delivered by the Insurer to the Company on the Signing Date or as promptly as practical thereafter, as the same may be updated in accordance with the terms hereof.
“Projected RBC Ratio” means, as of a day of determination, the projection of the RBC Ratio as of December 31, 2015, as calculated under the method set forth on Schedule 6.07.
“PTCE” means a prohibited transaction class exemption issued by the U.S. Department of Labor pursuant to section 408(a) of ERISA.
“QDRO” means a domestic relations order that satisfies the qualification requirements set forth in ERISA § 206(d)(3) and Code § 401(a)(13)(B).
“RBC Ratio” means the risk-based capital ratio of the Insurer, which will be calculated in a manner consistent with the requirements and methodologies prescribed under New Jersey Law, as applied by the Insurer in the ordinary course of its business, consistent with its historic practice.
“Re-Pricing Offer” is defined in Section 10.03(b).
“[ * * * ] Asset” is defined in Section III(B)(iii) of the Procedures Manual.
[ * * * ] is defined in Section II(C)(ii)(3) of the Procedures Manual.
“Representatives” means, in respect of any Person that is an entity, such Person’s officers, directors, employees, advisors and agents.
“SEC” means the Securities and Exchange Commission.
“Signing Date” is defined in the preamble.

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“Signing Date Amount” means the amount equal to [ * * * ].
“[ * * * ] Asset Portfolio” means [ * * * ].
“[ * * * ] Asset Portfolio Value Amount” means [ * * * ].
“Signing Date Cash Amount” is defined in Section VI(A) of the Procedures Manual.
“[ * * * ] Cash Amount” means [ * * * ].
“Target Closing Date” means (a) [ * * * ] or (b) such other date on or prior to the Outside Date that the Insurer, the Company and the Independent Fiduciary may mutually agree.
“Tax Qualified” means qualified by the Code for preferential tax treatment under Code sections 401(a) and 501(a).
“Transactions” means the transactions contemplated by this Agreement, including any payments pursuant to Section 2.08 or Section 2.09.
“Transaction Announcement” is defined in Section 6.02(a).
"Transaction MAC” means the occurrence of any fact, circumstance, change, development, condition or event subsequent to the execution of this Agreement that results in [ * * * ].
“Transferred Assets” means the assets included on the Transferred Assets Schedule.
“Transferred Assets Schedule” means [ * * * ].
[ * * * ] is defined in Section V of the Procedures Manual.
“Uncovered Claim” is defined in Section 9.03(c).
“Workbook” means the excel file titled [ * * * ] that was delivered on behalf of the Insurer to the Company in an email [ * * * ].
1.02    Interpretation
(a)    Whenever the words “include,” “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation.” The use of “or” is not intended to be exclusive unless expressly indicated otherwise.
(b)    Words denoting any gender will include all genders. The meanings given to terms defined herein will be equally applicable to both singular and plural forms

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of such terms. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.
(c)    The Schedules, the Company Disclosure Letter, the Procedures Manual and the Identified USB Flash Drive are incorporated by reference and made a part of this Agreement as if set forth fully in this Agreement.
(d)    A reference to any party to this Agreement or any other agreement or document will include such party’s successors and permitted assigns.
(e)    A reference to any Law or to any provision of any Law will include any amendment thereto, any modification or re-enactment thereof, any Law substituted therefore and all regulations issued thereunder or pursuant thereto.
(f)    All references to “$” and dollars will refer to United States currency. All references to the word “days” will refer to calendar days unless otherwise specified in a particular case.
(g)    All references to any financial or accounting terms will be defined in accordance with GAAP to the extent GAAP is applicable; provided, however, that with respect to any financial or accounting terms related to Insurer’s accounting, the accounting terms will be in accordance with relevant state insurance statutory accounting principles (including applicable permitted practices).
(h)    Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.
(i)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references relate to this Agreement unless otherwise specified.
(j)    Without limiting the generality of Section 11.15, the Parties each hereby acknowledge that (a) other than the Procedures Manual (which was drafted by the Insurer), the Parties jointly and equally participated in the drafting of this Agreement and all other agreements contemplated hereby, (b) the Parties have each been adequately represented and advised by legal counsel with respect to this Agreement and the Transactions, and (c) no presumption will be made that any provision of this Agreement (other than the Procedures Manual) will be construed against any Party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

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(k)    The Table of Contents and the headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
(l)    All capitalized terms not defined in the Company Disclosure Letter or any Schedule will have the meanings ascribed to them in this Agreement. The representations and warranties of the Company in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Company Disclosure Letter. The disclosure of any matter in any section of the Company Disclosure Letter will be a disclosure for all purposes of this Agreement and all other sections of the Company Disclosure Letter to which such matter relates to the extent that the applicability of such matter to such other section of the Company Disclosure Letter is reasonably apparent on its face. The Company Disclosure Letter has been arranged in sections corresponding to the sections and paragraphs of this Agreement for the convenience of the Parties. The listing of any matter by the Company in the Company Disclosure Letter will expressly not constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any Contract or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event will the listing by the Company of any matter in the Company Disclosure Letter expand the scope of the Company’s representations, warranties or covenants set forth in this Agreement. All attachments to the Company Disclosure Letter are incorporated by reference into the Company Disclosure Letter in which they are directly or indirectly referenced. The information contained in the Company Disclosure Letter is in all events provided subject to the confidentiality restrictions in Section 11.13.
II.    PURCHASE OF SINGLE PREMIUM GROUP ANNUITY CONTRACT
2.01    Closing. At the Closing (a) the Independent Fiduciary shall irrevocably direct the Plan Trustee to make the Payment at Close, (b) the Company shall pay to the Insurer the [ * * * ], and (c) the Insurer shall issue and deliver to the Company the Group Annuity Contract (the “Group Annuity Contract Issuance”).
2.02    Time and Place of Closing. On the terms and subject to the conditions set forth in this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) will take place at the offices of Jones Day 2727 North Harwood Street, Dallas, Texas 75201 or at such other location as the Parties shall mutually agree on (i) [ * * * ] if at least three days prior to such date all of the conditions set forth in Article VIII have been satisfied or waived (except for those conditions which in accordance with their terms will be satisfied on the Closing Date) or (ii) at such other time, date and location as the Company and the Insurer may agree in writing (the “Closing Date”).

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2.03    Deliveries at Closing.
(a)    At the Closing, the Independent Fiduciary will, pursuant to the Plan Trustee Direction Letter (Closing), irrevocably direct the Plan Trustee to deliver to the Insurer, (with a copy to the Company), the [ * * * ] and Bill of Sale, each duly executed by the Plan Trustee, and the Independent Fiduciary will deliver, or cause to be delivered, to the Insurer and the Company a certificate, dated as of the Closing Date, duly executed by an authorized officer of the Independent Fiduciary certifying as to the satisfaction of the conditions specified in Section 8.01(a), Section 8.01(b), Section 8.02(a) and Section 8.02(b), in each case, as to the Independent Fiduciary.
(b)    At the Closing, the Insurer will deliver to the Company (and with respect to item (ii) will also deliver to the Independent Fiduciary) the following duly executed documents and other items:
(i)    the Group Annuity Contract (including all exhibits and attachments thereto), duly executed by the Insurer;
(ii)    a certificate, dated as of the Closing Date, duly executed by an authorized officer of the Insurer certifying as to the satisfaction of the conditions specified in Section 8.01(a), Section 8.01(b) and Section 8.03(a), in each case, as to the Insurer;
(iii)    evidence of disposition from the Texas Department of Insurance with respect to the Group Annuity Contract;
(iv)    the [ * * * ], duly executed by the Insurer; and
(v)    the Bill of Sale, duly executed by the Insurer.
(c)    At the Closing, the Company will deliver to the Insurer (and with respect to item (ii) will also deliver to the Independent Fiduciary, and with respect to the other items below, with a copy to the Independent Fiduciary) the following duly executed documents:
(i)    the Group Annuity Contract (including all exhibits and attachments thereto), duly executed by the Company; and
(ii)    a certificate, dated as of the Closing Date, duly executed by an authorized officer of the Company certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.03(a), in each case, as to the Company.
(d)    As promptly as practicable on the Closing Date but prior to Closing, the Company will deliver to the Insurer a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, setting forth the [ * * * ].

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2.04    Allocation of Transferred Assets. Upon the Group Annuity Contract Issuance, the Insurer will allocate the Transferred Assets transferred at Closing into its General Account.
2.05    [ * * * ]
2.06    Closing Date Calculations. The Insurer, the Company and the Plan Trustee (at the direction of the Independent Fiduciary) will cooperate in good faith to produce the following:
(a)    Closing Annuity Exhibits. In order for the Insurer to create the annuity exhibits that will be attached to the Group Annuity Contract at Closing:
(i)    On the day that is 16 Business Days prior to the Target Closing Date, the Company will deliver to the Insurer an updated data file in a form consistent with the Base File, except that such data file will include all corrections and changes to the data in the Base File identified by the Company as of such date (the “Closing Data File”). On the 10th Business Day prior to the Target Closing Date, the Insurer will deliver to the Company proposed Annuity Exhibits, which the Insurer will have prepared using the Closing Data File.
(ii)    As soon as reasonably practicable and in any event by the 2nd Business Day following the Insurer’s delivery of such proposed Annuity Exhibits, the Company will notify the Insurer of any discrepancy between the proposed Annuity Exhibits and the Closing Data File (it being understood that the failure of the Company to so notify the Insurer will not be deemed to constitute a waiver by the Company of any of its rights under Section 2.10).
(iii)    The Insurer and the Company will cooperate in good faith to resolve such discrepancies, if any, on or prior to the 4th Business Day prior to the Target Closing Date and the Insurer will reflect any agreed upon changes in the revised Annuity Exhibits (the “Closing Annuity Exhibits”); provided, however that the Closing Annuity Exhibits will not include any Priced Life for which the Insurer has not been provided a social security number.
(b)    Closing Date Asset Valuation. The Independent Fiduciary will direct the Plan Trustee to deliver to the Insurer on the Business Day prior to the Target Closing Date a calculation of the value of each asset on the Transferred Assets Schedule, calculated in accordance with the methodology set forth in Schedule 2.06(b), as of the close of business on the Business Day prior to the Closing (the aggregate amount of such valuations, the “Closing Date Asset Valuation”). In the event of any discrepancy among the Parties with respect to the Closing Date Asset Valuation that is unable to be amicably reconciled, then such discrepancy shall be addressed in accordance with Section 2.10.

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(c)    Cash and Transferred Assets Exhibit. As early as practicable on the Closing Date (and prior to the Closing), the Insurer will produce and deliver to the Company a cash and transferred assets schedule, which will incorporate the Transferred Assets Schedule and the Closing Date Asset Valuation and reflect the amount of the Cash Payment Amount and the [ * * * ]. The Insurer will attach such cash and transferred assets schedule as the “Cash and Transferred Assets Exhibit” to the Group Annuity Contract.
(d)    [ * * * ]. Within three Business Days of receiving the [ * * * ] from the Plan Trustee, and, with respect to the Signing Date, the Dry-Run Calculation Delivery Date and the Closing Date, on the next day after the Insurer receives the [ * * * ], the Insurer will deliver to the Company the Workbook incorporating the elements of the [ * * * ]. As soon as reasonably practicable and in any event within two Business Days following the Insurer’s delivery of the Workbook and, with respect to the Signing Date, the Dry-Run Calculation Delivery Date and the Closing Date, on the same day as the Insurer’s delivery of the Workbook, the Company will notify the Insurer of any discrepancy between any such [ * * * ] and its records with respect to the information provided in such [ * * * ]. The Insurer and the Company will cooperate in good faith to resolve such discrepancies, if any, within two Business Days following the Insurer’s delivery of such reports and, with respect to the Signing Date, the Dry-Run Calculation Delivery Date and the Closing Date, on the same day as the Insurer’s delivery of the Workbook.
(e)    Cash Payment Amount. On the Closing Date (but prior to the Closing):
(i)    The Insurer will deliver to the Company a calculation of the Cash Payment Amount in the form of Schedule 2.06(e)(i). The “Cash Payment Amount” will be equal to [ * * * ]. The Insurer will simultaneously deliver to the Company a schedule in the form of the Workbook providing in reasonable detail all information supporting the calculation of the Cash Payment Amount.
(ii)    The Insurer will calculate the Cash Payment Amount using the data provided in accordance with Section 2.06(a) and Section 2.06(c).
2.07    Dry-Run Calculations. The Insurer, the Company and the Plan Trustee (at the direction of the Independent Fiduciary) will cooperate in good faith to produce a trial calculation of the cash payment amount in order to agree on best practices for Closing Date procedures.
(a)    Dry-Run Data File. In order for the Insurer to calculate the Dry-Run Cash Payment Amount, the Company will deliver to the Insurer by the close of business ten Business Days prior to the Dry-Run Calculation Delivery Date an updated version of the Base File that has been revised to reflect any corrections and changes to the data in the Base File that have been identified by the Company as of the Dry-Run Data Cut-Off Date (the “Dry-Run Data File”).

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(b)    Dry-Run Asset Valuation. The Independent Fiduciary will direct the Plan Trustee to deliver to the Insurer on the Business Day immediately prior to the Dry-Run Calculation Delivery Date a calculation of the value of each asset in the Asset Portfolio, calculated in accordance with the methodology set forth in Schedule 2.06(b) as of the close of business on the Business Day immediately prior to the Dry-Run Calculation Delivery Date (the “Dry-Run Asset Valuation”).
(c)    Dry-Run Cash Payment Amount. On the Dry-Run Calculation Delivery Date:
(i)    The Insurer will deliver to the Company a calculation of the Dry-Run Cash Payment Amount in the form of Schedule 2.06(e)(i). The “Dry-Run Cash Payment Amount” will be equal to [ * * * ].
(ii)    The Insurer will calculate the Dry-Run Cash Payment Amount using the data provided by the Company in accordance with Section 2.07(a).
2.08    Calculation of Interim Post-Closing [ * * * ] Amount; Related True-Up. As set forth in this Section 2.08, the Insurer, the Company and the Plan Trustee (at the direction of the Independent Fiduciary) will cooperate in good faith to produce an Interim Post-Closing [ * * * ] Amount calculation following the Closing Date to reconcile any adjustments to the [ * * * ] Amount.
(a)    Interim Post-Closing Data File. On the 40th Business Day after the Closing, the Insurer will deliver to the Company an updated data file in a form consistent with the Base File which new file will include all corrections to the data in the Closing Data File, including but not limited to [ * * * ], identified by the Insurer as of the Interim Post-Closing Data Cut-Off Date and reflecting any other changes agreed between the Insurer and the Company (the “Interim Post-Closing Data File”). On the 53rd Business Day following the Closing Date, in connection with the calculation of the Interim Post-Closing [ * * * ] Amount pursuant to Section 2.08(d)(i), the Insurer will calculate the [ * * * ] (the “Interim Post-Closing [ * * * ] Amount”).
(b)    Interim Post-Closing Annuity Exhibits. In order for the Insurer to create the annuity exhibits that will be attached to the Group Annuity Contract as amended pursuant to Section 2.15(a):
(i)    On the 45th Business Day after the Closing, the Insurer will deliver to the Company revised Closing Annuity Exhibits, utilizing and consistent with the Interim Post-Closing Data File.
(ii)    As soon as practicable and in any event by the 48th Business Day following the Closing, the Company will notify the Insurer of any discrepancy between the revised Closing Annuity Exhibits and the Interim Post-Closing Data File (it being understood that the failure of the Company to so notify the Insurer will not be deemed to constitute a waiver by the Company of any of its rights under Section 2.10).

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(iii)    The Insurer and the Company will cooperate in good faith to resolve such discrepancies, if any, on or prior to the 50th Business Day following the Closing and the Insurer will reflect any agreed upon changes in the revised Closing Annuity Exhibits (the “Interim Post-Closing Annuity Exhibits”); provided, however that the Interim Post-Closing Annuity Exhibits will not include any Priced Life for which the Insurer has not been provided a social security number.
(c)    Interim Post-Closing Cash and Transferred Assets Exhibit Supplement. On or prior to the day that is the 53rd Business Day following the Closing Date, the Insurer will produce and deliver to the Company a cash and transferred assets schedule, which will incorporate the Transferred Assets Schedule delivered pursuant to Section 2.06(c) and updated pursuant to Section 2.19 and reflect any payment pursuant to Section 2.08(e). The Insurer will attach such cash and transferred assets schedule as the “Cash and Transferred Assets Exhibit Supplement” to the amendment to the Group Annuity Contract pursuant to Section 2.15(a).
(d)    Interim Post-Closing [ * * * ] Amount. On the 53rd Business Day following the Closing Date:
(i)    The Insurer will deliver to the Company a calculation of the Interim Post-Closing [ * * * ] Amount in the form of Schedule 2.06(e)(i). The “Interim Post-Closing [ * * * ] Amount” will be equal to [ * * * ]. The Insurer will simultaneously deliver to the Company a schedule in the form of the Workbook providing in reasonable detail all information supporting the calculation of the Interim Post-Closing [ * * * ] Amount.
(ii)    The Insurer will calculate the Interim Post-Closing [ * * * ] Amount using the data provided in accordance with Section 2.08(a) (as may be modified pursuant to Section 2.08(b)).
(e)    True-Up Payment Upon Resolution of Interim Post-Closing [ * * * ] Amount. Within five Business Days of the delivery by the Insurer of the calculation of the Interim Post-Closing [ * * * ] Amount:
(i)    if the calculation of the Interim Post-Closing [ * * * ] Amount results in a negative number, then, subject to the execution of the amended Group Annuity Contract in connection with Section 2.15(a), the Insurer will pay to the Plan Trustee an amount, in Cash, equal to [ * * * ]; and
(ii)    if the calculation of the Interim Post-Closing [ * * * ] Amount results in a positive number, then, subject to the execution of the amended Group Annuity Contract in connection with Section 2.15(a), the Independent Fiduciary will irrevocably direct the Plan Trustee to pay to the Insurer an amount, in Cash, equal to the [ * * * ].

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2.09    Calculation of Final [ * * * ] Amount; Related True-Up. As set forth in this Section 2.09, the Insurer, the Company and the Plan will cooperate in good faith to produce a Final [ * * * ] Amount calculation following the Closing Date to reconcile any adjustments to the Interim Post-Closing [ * * * ] Amount.
(a)    Final Data File. On the day that is 98 Business Days after the Closing, the Insurer will deliver to the Company an updated data file in a form consistent with the Base File which new file will include all corrections to the data in the Interim Post-Closing Data File, including but not limited to [ * * * ], identified by the Insurer as of the Final Data Cut-Off Date and reflecting any other changes agreed between the Insurer and the Company (the “Final Data File”). On the 113th Business Day following the Closing Date, in connection with the calculation of the Final [ * * * ] Amount pursuant to Section 2.09(d)(i), the Insurer will calculate the [ * * * ] (the “Final [ * * * ] Amount”).
(b)    Final Annuity Exhibits. In order for the Insurer to create the Annuity Exhibits that will be attached to the Group Annuity Contract as amended pursuant to Section 2.15(b):
(i)    On the 103rd Business Day after the Closing, the Insurer will deliver to the Company revised Interim Post-Closing Annuity Exhibits, utilizing and consistent with the Final Data File.
(ii)    As soon as practicable and in any event by the 106th Business Day following the Closing, the Company will notify the Insurer of any discrepancy between the revised Interim Post-Closing Annuity Exhibits and the Final Data File (it being understood that the failure of the Company to so notify the Insurer will not be deemed to constitute a waiver by the Company of any of its rights under Section 2.10).
(iii)    The Insurer and the Company will cooperate in good faith to resolve such discrepancies, if any, on or prior to the 109th Business Day following the Closing and the Insurer will reflect any agreed upon changes in the revised Interim Post-Closing Annuity Exhibits (the “Final Annuity Exhibits”); provided, however that the Final Annuity Exhibits will not include any Priced Life for which the Insurer has not been provided a social security number.
(c)    Final Cash and Transferred Assets Exhibit Supplement. On or prior to the day that is the 113th Business Day following the Closing Date, the Insurer will produce and deliver to the Company a cash and transferred assets schedule, which will incorporate the Transferred Assets Schedule delivered pursuant to Section 2.08(c) and reflect any payment pursuant to Section 2.09(e). The Insurer will attach such cash and transferred assets schedule as the “Cash and Transferred Assets Exhibit Supplement” to the amendment to the Group Annuity Contract pursuant to Section 2.15(b).
(d)    Final [ * * * ] Amount. On the 113th Business Day following the Closing Date:

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(i)    The Insurer will deliver to the Company a calculation of the Final [ * * * ] Amount in the form of Schedule 2.06(e)(i). The “Final [ * * * ] Amount” will be equal to [ * * * ]. The Insurer will simultaneously deliver to the Company a schedule in the form of the Workbook providing in reasonable detail all information supporting the calculation of the Final [ * * * ] Amount.
(ii)    The Insurer will calculate the Final [ * * * ] Amount using the data provided in accordance with Section 2.09(a) (as may be modified pursuant to Section 2.09(b)).
(e)    True-Up Payment Upon Resolution of Final [ * * * ] Amount. By the later of (x) the date that is five Business Days following the final resolution of all disputes in accordance with Section 2.10 and (y) five Business Days following the delivery by the Insurer of the calculation of the Final [ * * * ] Amount:
(i)    if the calculation of the Final [ * * * ] Amount results in a negative number, then, subject to the execution of the amended Group Annuity Contract in connection with Section 2.15(b), the Insurer will pay to the Plan Trustee an amount, in Cash, equal to [ * * * ]; and
(ii)    if the calculation of the Final [ * * * ] Amount results in a positive number, then, subject to the execution of the amended Group Annuity Contract in connection with Section 2.15(b), the Independent Fiduciary will irrevocably direct the Plan Trustee to pay to the Insurer an amount, in Cash, equal to [ * * * ].
2.10    Final [ * * * ] Amount; Asset Valuation Disputes.
(a)    Within ten Business Days following the delivery by the Insurer of the calculation of the Final [ * * * ] Amount in accordance with Section 2.09(d)(i):
(i)    the Company may dispute any Insurer Provided Component; and
(ii)    the Insurer may dispute any Company Provided Component.
(b)    Any dispute described in Section 2.10(a) (an “Arbitration Dispute”) will be resolved in accordance with the procedures set forth in Schedule 2.10(b).
(c)    Any Insurer Provided Component or Company Provided Component that is not disputed pursuant to Section 2.10(a) will be final and binding on the Parties.
2.11    Adjustment to the Target Closing Date. If subsequent to the calculation or delivery of a calculation or other deliverable that was required to be performed or delivered as of, on or prior to a day that is some number of days prior to the Target Closing Date, the Target Closing Date is adjusted so that it is a later date, the applicable

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Party will re-calculate or deliver such calculation or other deliverable as of, on or prior, as applicable, to such number of days prior to the Target Closing Date as so adjusted.
2.12    Business Day Adjustments. If any calculation set forth in this Article II is to be performed as of a day that is not a Business Day, such calculation will be performed as of the immediately preceding Business Day.
2.13    Access and Cooperation. The Company, the Plan, as applicable, and the Insurer will provide the other and their Representatives with reasonable access during normal business hours to examine and will provide copies of (a) the work papers and files related to the preparation of, or support for, the calculations and valuations contemplated by this Article II and (b) the relevant books and records of the Insurer, the Company or the Plan, as applicable, and to discuss with the Insurer’s or the Company’s, as applicable, employees and Representatives involved with respect thereto; provided, however, that notwithstanding anything to the contrary set forth herein, (i) the Insurer will not have any obligation to provide the Company and its Representatives with access to any [ * * * ] with respect to the Priced Lives or any work papers or other information that discloses or reveals such [ * * * ], nor will the Company or any of its Representatives attempt to derive, directly or indirectly, any such [ * * * ] from any other information provided to the Company, the Company’s Affiliates or Representatives or the Company’s Affiliates’ Representatives and (ii) the Company will not have any obligation to provide the Insurer or its Representatives with any work papers of its certified public accountants. If, notwithstanding the foregoing, the Company or any of its Representatives obtain any such [ * * * ], whether directly or indirectly, or through a process of derivation, the Company will and will direct its Representatives to not use such information and to destroy (and certify to the Insurer destruction of) such information and to otherwise transfer any rights in such information to the Insurer.
2.14    Data Updates; Mortality Adjustments.
(a)    Access To Covered Life Information. From and after the date hereof through the date on which the Final [ * * * ] Amount is finally determined pursuant to Section 2.09 and Section 2.10, the Plan will provide the Insurer with reasonable access to all updates in the Plan’s possession of the data, including benefit amounts, benefit forms, dates of birth, dates of death, gender, and lives missing from the original data provided by the Company that relate to the annuity premium payable to the Insurer, in each case limited to data in connection with Covered Lives or Contingent Lives.
(b)    Insurer’s Verification of Mortality. From and after the Closing Data Cut-Off Date until the Final Data Cut-Off Date, the Insurer will, in accordance with the Insurer’s standard verification practices and procedures, review the Social Security Master Death file and the Lexis Nexis Accurint tool to attempt to determine if any Covered Lives or Contingent Lives were deceased prior to [ * * * ]. If (i) subject to such standard verification practices and procedures, such data source indicates that a Covered Life or Contingent Life was deceased prior to [ * * * ] or (ii) the Company presents evidence, reasonably acceptable to the Insurer, that a Covered Life or

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Contingent Life was deceased prior to [ * * * ], then, the Insurer will reflect such mortality event in (x) if two Business Days before the Interim Post-Closing Data Cut-Off Date, the Interim Post-Closing Data File and reflect such mortality event in its calculation of the Interim Post-Closing [ * * * ] Amount, and (y) at all times prior to delivery of the Final Data File, the Final Data File and include such mortality event in its calculation of the Final [ * * * ] Amount. The Insurer will provide monthly updates to the Company of such mortality review.
(c)    Insurer’s Review for Date of Birth and Gender Data; Verification of Data Errors. From and after the Closing Data Cut-Off Date until the Final Data Cut-Off Date, the Insurer will, in accordance with the Insurer’s standard verification practices and procedures, review the Lexis Nexis Accurint tool to attempt to determine if there are any [ * * * ], including with respect to dates of birth or gender for any Covered Lives or Contingent Lives. If any errors in respect of dates of birth or gender are discovered that would potentially give rise to [ * * * ], Insurer will provide reasonably prompt notice to the Company of such errors. If (i) subject to such standard verification practices and procedures, such data source indicates a [ * * * ], including with respect to dates of birth or gender, for any Covered Life or Contingent Life, or (ii) the Company presents reasonably acceptable evidence to the Insurer of a [ * * * ] with respect to an Covered Life or Contingent Life, then, the Insurer will reflect such [ * * * ] in (x) if two Business Days before the Interim Post-Closing Data Cut-Off Date, the Interim Post-Closing Data File and include such [ * * * ] event, in its calculation of the Interim Post-Closing [ * * * ] Amount, and (y) at all times prior to the delivery of the Final Data File, the Final Data File and include such [ * * * ] event in its calculation of the Final [ * * * ] Amount. The Insurer will provide monthly updates to the Company of such review.
2.15    Amendments to the Group Annuity Contract.
(a)    Within five Business Days following the delivery by the Insurer of the calculation of the Interim Post-Closing [ * * * ] Amount, the Insurer and the Company will amend the Group Annuity Contract, in each case, (i) to make any changes to the [ * * * ] Amount to reflect the Interim Post-Closing [ * * * ] Amount, (ii) to substitute the Interim Post-Closing Annuity Exhibits for the Closing Annuity Exhibits, and (iii) to substitute the “Cash and Transferred Assets Exhibit Supplement” prepared pursuant to Section 2.08(c) for the “Cash and Transferred Assets Exhibit.”
(b)    By the later of (i) the date that is five Business Days following the final resolution of all disputes in accordance with Section 2.10 and (ii) five Business Days following the delivery by the Insurer of the calculation of the Final [ * * * ] Amount, the Insurer and the Company will amend the Group Annuity Contract, in each case, (x) to make any changes to reflect the Final [ * * * ] Amount (as adjusted following the resolution of any disputes in accordance with Section 2.10), (y) to substitute the Final Annuity Exhibits for the Interim Post-Closing Annuity Exhibits, and (z) to substitute the “Cash and Transferred Assets Exhibit Supplement” prepared pursuant to Section 2.09

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(c) for the “Cash and Transferred Assets Exhibit Supplement” prepared pursuant to Section 2.08(c).
2.16    Amendments to the Procedures Manual and Identified USB Flash Drive. If the Company or the Insurer identify any error or omission in the Procedures Manual or the Identified USB Flash Drive, or any conflict whatsoever between the terms, conditions and provisions of the Procedures Manual with the other terms, conditions or provisions of this Agreement, prior to the payment of the Final Cash Payment Amount, the Company or the Insurer, as applicable, shall promptly inform the other and the Company and the Insurer shall cooperate in good faith to update the Procedures Manual or the Identified USB Flash Drive to appropriately resolve such error, omission or conflict, and such updated Procedures Manual and Identified USB Flash Drive shall be initialed by the Company and the Insurer. In the event that the Company and the Insurer cannot mutually agree on the resolution of any such error, omission or conflict within two Business Days after the Party identifying any such error, omission or conflict informs the other Party thereof, such error, omission or conflict shall be deemed an Arbitration Dispute and addressed pursuant to Schedule 2.10(b). The Procedures Manual or the Identified USB Flash Drive, as updated pursuant to this Section 2.16, shall be binding on the Parties.
2.17    [ * * * ]. No less frequently than once every two weeks between the Signing Date and the Closing Date, the Independent Fiduciary will direct the Plan Trustee to deliver to the Insurer [ * * * ] as set forth in Schedule 2.17; provided, however, that such [ * * * ] shall in all events be provided as of the close of business on the Business Day immediately prior to the following dates: the Signing Date, the Dry-Run Calculation Delivery Date, and the Closing Date (each such [ * * * ]).
2.18    [ * * * ]
2.19    Return of [ * * * ]. On or prior to the day that is five Business Days following the Closing Date, either the Insurer or the Company may [ * * * ]. If any [ * * * ], then (a) the Insurer or the Company, as applicable, will promptly notify the other, and, [ * * * ], (b) within five days of such notice the Independent Fiduciary will irrevocably direct the Plan Trustee to pay the Insurer an amount, in Cash, equal to [ * * * ], and (c) simultaneously with its receipt of such payment from the Plan Trustee, the Insurer will [ * * * ]. If the Insurer and the Plan are unable to agree on whether [ * * * ], any party may immediately commence an Arbitration Dispute pursuant to Section 2.10 with respect to such disagreement. By the earlier of (x) agreement among the Insurer and the Company with respect to identification of [ * * * ] or (y) resolution of any disputes with respect to whether [ * * * ], the Insurer will amend the Transferred Assets Schedule to reflect any changes with respect to the assets listed therein.
2.20    Corridor Breach. In connection with the calculation of any of the Dry-Run [ * * * ] Amount, [ * * * ] Amount, Interim Post-Closing [ * * * ] Amount or Final [ * * * ] Amount, the Insurer will notify the Company simultaneously with the delivery of such [ * * * ] amount if there has been a Corridor Breach (any such notice, a “Corridor Breach

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Notice”). Disputes with respect to whether or not there has been a Corridor Breach shall be subject to Section 2.10, and any Corridor Breach Notice shall constitute an Insurer Provided Component.
2.21    Available Cash. The Company shall make available to the Plan, Cash in the amount necessary to enable the Plan Trustee to pay all amounts that it is directed to pay to the Insurer by the Independent Fiduciary pursuant to this Article II.
III.    COMPANY’S REPRESENTATIONS AND WARRANTIES
The Company hereby represents and warrants to the Insurer and Insurer Parent and, other than with respect to Section 3.12, to the Independent Fiduciary as of the Signing Date and other than with respect to Section 3.09, Section 3.10 and Section 3.12 (in each case, which shall be given as of the Signing Date only), as of the Closing Date, except as set forth in the Company Disclosure Letter, that:
3.01    Due Organization, Good Standing and Corporate Power. The Company is a corporation, validly existing and in good standing under the Laws of the State of Delaware and the Plan Trust is a trust, validly formed under the Laws of the State of New York. The Company has all requisite power and authority to enter into and carry out its obligations under this Agreement and to consummate the transactions contemplated to be undertaken by the Company herein. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its sponsorship of the Plan makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing, or so qualified or licensed is not material.
3.02    Authorization of Agreement; Enforceability. The Company has received all appropriate corporate approvals and no other action on the part of the Company or its Affiliates is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated to be undertaken by the Company under this Agreement. This Agreement is duly executed and delivered by the Company, and is a valid and binding obligation of the Company and enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles (such exceptions, as applicable to any Person, the “Enforceability Exceptions”).
3.03    Consents And Approvals; No Violations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company and the Independent Fiduciary of the transactions contemplated to be undertaken by the Company and the Independent Fiduciary pursuant to this Agreement do not (a) violate or conflict with any provision of the Plan Governing Documents, the certificate or articles of incorporation, bylaws, code of regulations, or the comparable governing documents of the Company, (b) violate or conflict with any Law or Order of

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any Governmental Authority applicable to the Company or the Plan Governing Documents, (c) require any additional Governmental Approval or (d) require any Consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract to which the Company is a party, the absence or occurrence of any of the foregoing would have a material adverse impact on the Company’s or Independent Fiduciary’s ability to consummate the Transactions.
3.04    Compliance with ERISA.
(a)    The Plan is maintained under and is subject to ERISA and operated in compliance therewith in all material respects. The Plan Trust is maintained under and is subject to ERISA, and, to the Company’s Knowledge, is in compliance therewith in all material respects. The Plan’s most recent favorable IRS determination letter is dated June 27, 2013 and, to the Company’s Knowledge, no event has occurred since such date that is reasonably likely to result in the Plan losing its Tax Qualified status. All Plan amendments necessary to effect the Transactions and the transactions contemplated by this Agreement and the Ancillary Agreements, to the extent that they require authorization by the Company, have been, or will be by the Closing Date, duly authorized and made by the Company. The Plan Trustee has been duly appointed as the directed trustee of the Plan Trust.
(b)    The Independent Fiduciary has been duly appointed as independent fiduciary of the Plan with respect to the purchase of one or more group annuity contracts as set forth in the IF Engagement Letter to (i) be the sole fiduciary responsible for selecting one or more insurers to provide annuities in accordance and compliance with the ERISA Requirements, (ii) determine whether the Transactions and the Group Annuity Contract satisfy ERISA, (iii) represent the interests of the Plan and its participants and beneficiaries in connection with the negotiation of a commitment agreement and the terms of any agreements with the Insurer, including the Group Annuity Contract and the Annuity Certificates (other than solely the description of the benefit forms in Sections 2.2(i) through 2.2(viii) of the Group Annuity Contract, which the Company acknowledges and agrees is not the responsibility of the Insurer or any of the Insurer’s Affiliates, provided, however, that the language immediately preceding this proviso in this parenthetical shall not be construed to modify the Insurer’s obligations with respect to Section 2.5 of the Group Annuity Contract), (iv) direct the Plan Trustee on behalf of the Plan to transfer the Transferred Assets, the Cash Payment Amount and any post-Closing cash payments that are payable by the Plan Trustee in connection with the consummation of the Transactions, and (v) take all other actions on behalf of the Plan necessary to effectuate the foregoing, including to perform the covenants and agreements and make the representations and warranties set forth in this Agreement, the Ancillary Agreements and the IF Engagement Letter, to the extent to be performed or made by the Independent Fiduciary.

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3.05    Plan Investments.
(a)    There are no commingled investment vehicles that hold Plan Assets, the units of which are or will be Plan Assets involved in the Transactions or the transactions contemplated by the Ancillary Agreements.
(b)     No Plan Assets that are or will be involved in the Transactions or the transactions contemplated by the Ancillary Agreements are or will be managed pursuant to investment management agreements with any investment manager listed on Schedule 5.12.
3.06    No Brokers’ Fee. The Company has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which any other Party, or its respective Affiliates or Representatives, could be liable.
3.07    Accuracy of Information. To the Company’s Knowledge, (a) the mortality experience data file provided by the Company to the Insurer identified on Schedule 3.07 did not contain any misstatements or omissions that were, in the aggregate, material; and (b) the census data for date of birth, date of death, gender or hourly/salaried indicator, in each case, with respect to the Covered Lives or Contingent Lives that is furnished by or on behalf of the Company to the Insurer was not generated using any materially incorrect systematic assumptions or material omissions.
3.08    Delivery of Plan Governing Documents. True, correct and complete copies of the Plan Governing Documents set forth on Schedule 3.08 have been delivered to the Independent Fiduciary by the Company on or prior to the Signing Date.
3.09    Settlement Accounting. As of the Signing Date, to the Company’s Knowledge there are no circumstances existing or that would reasonably be expected to occur that would be likely to cause the Company to conclude that the Company may not account for the Transactions and the transactions contemplated by the Ancillary Agreements as a settlement under ASC 715.
3.10    Litigation by Plan Beneficiaries and Plan Participants. As of the Signing Date, there is no Action pending or, to the Company’s Knowledge, threatened, by or on behalf of any Plan Beneficiary or Plan Participant relating to the Plan or any benefit payable or alleged to be payable pursuant to the Plan.
3.11    [ * * * ]
3.12    [ * * * ]
3.13    No Other Representations or Warranties; Reliance. Except for the representations and warranties of the Company expressly set forth in this Article III, neither the Company nor any of its Affiliates, nor any other Person makes any express or implied representation or warranty on behalf of the Company or any of its Affiliates

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with respect to the Company, its Affiliates, the Transferred Assets or the Transactions. The Company acknowledges and agrees that the Insurer, Insurer Parent and the Independent Fiduciary have relied on the representations and warranties set forth in this Article III, and such representations and warranties will not be affected in any way by reason of any investigation made by or on behalf of such Parties or their respective Affiliates or Representatives or by reason of the fact that such Parties or their respective Affiliates or Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.
IV.    INDEPENDENT FIDUCIARY’S REPRESENTATIONS AND WARRANTIES
The Independent Fiduciary hereby represents and warrants to the Company, Insurer Parent and the Insurer as of the Signing Date and the Closing Date, that:
4.01    Due Organization, Good Standing and Corporate Power. (a) The Independent Fiduciary is a trust company validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. The Independent Fiduciary has all requisite power and authority to enter into and carry out its obligations under this Agreement and the Ancillary Agreements to consummate the transactions contemplated to be undertaken by the Independent Fiduciary herein and therein. The Independent Fiduciary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its representation of the Plan makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed is not material.
(b)    The Independent Fiduciary meets the requirements of, and in the Transactions is acting as, an investment manager under ERISA § 3(38) and a QPAM under PTCE 84-14 with respect to the Transactions and the Group Annuity Contract. The Independent Fiduciary is experienced in independent fiduciary work, and together with its reliance on its consultant, Aon Hewitt Investment Consulting, Inc. and its counsel, K&L Gates LLP, the Independent Fiduciary is knowledgeable concerning the large scale group annuity marketplace and reasonably believes that it has the requisite expertise to select the Insurer issuing the Group Annuity Contract and perform its obligations under this Agreement and the IF Engagement Letter. The Independent Fiduciary accepted its designation as the sole fiduciary of the Plan with authority to select the insurer or insurers to issue one or more group annuity contracts in the IF Engagement Letter (a true and correct copy of which has been provided to the Insurer, with the fees to be paid to the Independent Fiduciary redacted therefrom), and the Independent Fiduciary reaffirms its fiduciary status as set forth in such letter. The Independent Fiduciary has provided and will continue to provide the services described in Section 2 of such letter prudently and for the exclusive benefit and in the sole interest of the Plan and its participants and beneficiaries. The Independent Fiduciary has accepted appointment as independent fiduciary of the Plan to (i) be the sole fiduciary responsible for selecting one or more insurers to provide annuities in accordance and compliance with the ERISA Requirements, (ii) determine whether the Transactions and

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the Group Annuity Contract satisfy ERISA, (iii) represent the interests of the Plan and its participants and beneficiaries in connection with the negotiation of a commitment agreement and the terms of any agreements with the Insurer, including the Group Annuity Contract and the Annuity Certificates (other than solely the description of the benefit forms in Sections 2.2(i) through 2.2(viii) of the Group Annuity Contract, which the Independent Fiduciary acknowledges and agrees is not the responsibility of the Insurer or any of the Insurer’s Affiliates, provided, however, that the language immediately preceding this proviso in this parenthetical shall not be construed to modify the Insurer’s obligations with respect to Section 2.5 of the Group Annuity Contract), (iv) direct the Plan Trustee on behalf of the Plan to transfer the Transferred Assets, the Cash Payment Amount and any post-Closing cash payments that are payable by the Plan Trustee in connection with the consummation of the Transactions and (v) take all other actions on behalf of the Plan necessary to effectuate the foregoing, including to perform the covenants and agreements and make the representations and warranties set forth in this Agreement and the IF Engagement Letter, to the extent to be performed or made by the Independent Fiduciary.
4.02    Authorization of Agreement; Enforceability. The Independent Fiduciary has received all appropriate corporate approvals and no other action on the part of the Independent Fiduciary is necessary to authorize the execution, delivery and performance of this Agreement, and Ancillary Agreements (to the extent a party), and the consummation of the transactions contemplated to be undertaken by the Independent Fiduciary under this Agreement and Ancillary Agreements (to the extent a party). This Agreement, and all Ancillary Agreements (to the extent a party thereto), are duly executed and delivered by the Independent Fiduciary, and are a valid and binding obligation of the Independent Fiduciary and enforceable against the Independent Fiduciary, in accordance with its terms, subject to the Enforceability Exceptions.
4.03    Consents And Approvals; No Violations. The execution, delivery and performance of this Agreement, and Ancillary Agreements (to the extent a party) by the Independent Fiduciary and the consummation by the Independent Fiduciary of the transactions contemplated to be undertaken by the Independent Fiduciary pursuant to this Agreement do not (a) violate or conflict with the certificate or articles of incorporation, bylaws, code of regulations or the comparable governing documents of the Independent Fiduciary, (b) violate or conflict with any Law or Order of any Governmental Authority applicable to Independent Fiduciary, (c) require any additional Governmental Approval or (d) require any Consent of or other action by any Person.
4.04    ERISA Related Determinations.
(a)    The Independent Fiduciary is fully qualified to serve as an independent fiduciary in connection with the Transactions, and any Ancillary Agreements (to the extent a party to), and it is independent of the Company and the Insurer. The annual revenues of the Independent Fiduciary and its Affiliates received in 2014 from each of (i) the Company and its Affiliates, and (ii) the Insurer and its Affiliates,

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were less than one percent of the total annual revenues of the Independent Fiduciary and its Affiliates in that year and the annual revenues of the Independent Fiduciary and its Affiliates projected to be received in 2015 from each of (x) the Company and its Affiliates, and (y) the Insurer and its Affiliates, are less than one percent of the total projected annual revenues of the Independent Fiduciary and its Affiliates for 2015. Commercially reasonable ethical walls have been erected between the personnel working on the Transactions and the personnel working on other matters involving the Company, the Insurer, or any of either’s Affiliates, and has ensured that its consultant has done the same.
(b)    The Independent Fiduciary has selected the Insurer to issue the Group Annuity Contract as set forth in this Agreement and such selection, and the Transactions, and any Ancillary Agreements, and the Group Annuity Contract (including its terms), each satisfies the ERISA Requirements. The Independent Fiduciary has delivered a certification confirming the foregoing, executed by a duly authorized officer of the Independent Fiduciary, to the Annuity Committee.
(c)    If (i) an Independent Fiduciary MAC has not occurred between the Signing Date and the Closing Date or, if an Independent Fiduciary MAC has occurred, it is not continuing on the Closing Date, and (ii) the officers’ certificates contemplated by Sections 2.03(b) and 2.03(c) are delivered to the Independent Fiduciary, the selection of the Insurer to provide the Group Annuity Contract, the terms of the Group Annuity Contract, and the Plan’s use of assets for the purchase of the Group Annuity Contract as contemplated hereby will continue to satisfy the ERISA Requirements as of the Closing Date.
(d)    The Transactions and the purchase of the Group Annuity Contract do not result in a Non-Exempt Prohibited Transaction.
(e)    Section 4.04(d) assumes that the representations set forth in Sections 3.05 and 5.11 and the first sentence in Section 5.12, are true and correct in all material respects as of the Closing Date.
(f)    The Plan Trust (i) will receive no less than “adequate consideration” for the Transferred Assets that it transfers in connection with the Transactions and (ii) will pay no more than “adequate consideration” for the Group Annuity Contract, in each case within the meaning of “adequate consideration” under Section 408(b)(17)(B) of ERISA and Section 4975(f)(10) of the Code.
4.05    No Brokers’ Fee. The Independent Fiduciary has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which any other Party, or its respective Affiliates or Representatives, could be liable.
4.06    No Other Representations or Warranties; Reliance. Except for the representations and warranties of the Independent Fiduciary expressly set forth in this Article IV, neither the Independent Fiduciary nor any of its Affiliates, nor any other

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Person makes any express or implied representation or warranty on behalf of the Independent Fiduciary or any of its Affiliates with respect to the Independent Fiduciary, its Affiliates, the Transferred Assets or the Transactions. The Independent Fiduciary acknowledges and agrees that Insurer Parent, the Insurer and the Company have relied on the representations set forth in this Article IV, and such representations and warranties will not be affected in any way by reason of any investigation made by or on behalf of such Parties or their respective Affiliates or Representatives or by reason of the fact that such Parties or their respective Affiliates or Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.
V.    INSURER AND INSURER PARENT REPRESENTATIONS AND WARRANTIES
Each of the Insurer and Insurer Parent hereby represents and warrants to the Company and the Independent Fiduciary as of the Signing Date and other than with respect to Section 5.06 and Section 5.13 (in each case, which shall be given as of the Signing Date only), as of the Closing Date, that:
5.01    Due Organization, Good Standing and Corporate Power. Insurer Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. The Insurer is a life insurance company duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Each of Insurer Parent and the Insurer have all requisite power and authority to enter into and carry out their respective obligations under this Agreement and the Ancillary Agreements to which each is, or will be at closing, a party, and to consummate the transactions contemplated to be undertaken by Insurer Parent or the Insurer, as applicable herein. The Insurer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations set forth in the Group Annuity Contract makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed is not material.
5.02    Authorization of Agreement; Enforceability. Each of Insurer Parent and the Insurer have received all appropriate corporate approvals and no other action on the part of Insurer Parent, the Insurer or their respective Affiliates is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which each is a party, and the consummation of the transactions contemplated to be undertaken by Insurer Parent or the Insurer under this Agreement. This Agreement and the Ancillary Agreements, other than the Group Annuity Contract, which is addressed by Section 5.04, is duly executed and delivered by the Insurer, and each is a valid and binding obligation of the Insurer and enforceable against the Insurer in accordance with its terms, subject to the Enforceability Exceptions. This Agreement has been duly executed and delivered by Insurer Parent and is a valid and binding obligation of Insurer Parent and enforceable against Insurer Parent, in accordance with its terms, subject to the Enforceability Exceptions.

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5.03    Consents And Approvals; No Violations. Except for the approvals of the Governmental Authorities listed on Schedule 5.03, the execution and delivery of this Agreement by Insurer Parent and the Insurer and the consummation by Insurer Parent and the Insurer of the transactions contemplated to be undertaken by Insurer Parent and the Insurer do not (a) violate or conflict with any provision of their respective certificates or articles of incorporation, bylaws, code of regulations or the comparable governing documents, (b) violate or conflict with any Law or Order of any Governmental Authority applicable to Insurer Parent or the Insurer, (c) require any Governmental Approval or (d) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract to which the Insurer is a party, to the extent the absence or occurrence of any of the foregoing would have a material adverse impact on the Insurer’s ability to consummate the Transactions. The form of the Group Annuity Contract has been reviewed and acknowledged by the Texas Department of Insurance and no further approval by a Governmental Authority or otherwise is required in order for the Insurer to issue the Group Annuity Contract. No further filing or approval is required to issue the Annuity Certificates in accordance with the Group Annuity Contract, other than (i) any filing made or approval received as of the date hereof and (ii) filings with and approvals of state insurance Governmental Authorities in the State(s) listed on Schedule 5.03.
5.04    Enforceability of Group Annuity Contract. The Group Annuity Contract, when executed, will be duly executed and delivered by the Insurer and will be a valid and binding obligation of the Insurer and enforceable against the Insurer by the Contract-Holder, and each Covered Life, Contingent Life and Beneficiary, in accordance with its terms, subject to the Enforceability Exceptions. After the Contract-Holder ceases to exist, or notifies the Insurer that it will cease to perform its obligations under the Group Annuity Contract, the Group Annuity Contract will remain a valid and binding obligation of the Insurer and enforceable against the Insurer by each Covered Life, Contingent Life and Beneficiary, in accordance with its terms, subject to the Enforceability Exceptions. At all times, the right to a benefit under the Group Annuity Contract, in accordance with its terms, will be enforceable by the sole choice of the Covered Life, Contingent Life or Beneficiary to whom the benefit is owed by the Group Annuity Contract, subject to the Enforceability Exceptions.
5.05    Compliance with Laws. The business of Insurer Parent and the Insurer has been and is being conducted in material compliance with applicable Laws, and none of the licenses, permits or Governmental Approvals required for the continued conduct of the business of Insurer Parent and the Insurer as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the transactions contemplated to be undertaken by Insurer Parent, the Insurer or their Affiliates hereunder, except as, in either case, would not reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Insurer Parent and the Insurer to perform their obligations under this Agreement.

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5.06    Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of the Insurer, threatened, against Insurer Parent or the Insurer that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the Transactions or that could reasonably be expected to materially impair or restrict Insurer Parent’s or the Insurer’s ability to perform their respective obligations thereunder, or to consummate the Transactions.
5.07    No Brokers’ Fee. Neither Insurer Parent nor the Insurer has any Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which any other Party, or their respective Affiliates or Representatives, could be liable.
5.08    Accuracy of Data Provided. The Insurer represents and warrants that, to the Insurer’s Knowledge, (a) all material information provided to the Company or the Independent Fiduciary (other than Company Provided Components and any Insurer deliveries based on that information) in connection with the Transactions, was, as of the date indicated on such information, true and correct in all material respects and (b) no change has occurred since the date indicated on such information that the Insurer or Insurer Parent has not publicly disclosed or disclosed to the recipient of such information that would cause such information, taken as a whole, to be materially false or misleading.
5.09    No Post-Closing Liability. Following the Closing, none of the Company, the Plan, the Company’s other Affiliates, the Independent Fiduciary, nor any of their respective directors, officers, trustees or fiduciaries will have any Liability to pay any Annuity Payment.
5.10    Sufficient Resources and Market Sophistication. The Insurer is a sophisticated investor with experience in the purchase of publicly traded debt of the type to be included in the Transferred Assets. The Insurer has had access to such information as it deems necessary in order to make its decision to acquire the Transferred Assets from the Plan. Without limiting any rights or remedies of the Insurer set forth in this Agreement, the Insurer and Insurer Parent acknowledge that, (a) the Company and Plan fiduciaries currently may have information with respect to the Transferred Assets that is not known to the Insurer or Insurer Parent and that may be material to a decision to acquire the Transferred Assets and (b) the Insurer and Insurer Parent have determined to acquire the Transferred Assets and the investment risk associated with the Transferred Assets notwithstanding their lack of knowledge of such information. The Insurer and Insurer Parent acknowledge and agree that neither the Company nor the Plan has given any investment advice or rendered any opinion to the Insurer as to whether the acquisition of the Transferred Assets is prudent. For the avoidance of doubt, nothing in this Section 5.10 will affect the truth or accuracy of the Company’s or Independent Fiduciary’s representations and warranties expressly set forth herein.

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5.11    Relationship to the Plan. The Insurer is not (a) a trustee of the Plan (other than a non-discretionary trustee who does not render investment advice with respect to any assets of the Plan), (b) a plan administrator (within the meaning of section 3(16)(A) of ERISA and section 414(g) of the Code) or (c) an employer any of whose employees are covered by the Plan.
5.12    Compliance with ERISA. A true and complete list of the Insurer and the Insurer’s Affiliates that are investment managers within the meaning of section 3(38) of ERISA and that manage assets subject to ERISA is set forth on Schedule 5.12. Assuming the accuracy of the Company’s representations in Sections 3.04(b) and 3.05 and the accuracy of the Independent Fiduciary’s representations in Sections 4.01(b), 4.04(a) and 4.04(f), the execution and delivery of this Agreement and the Ancillary Agreements, to the extent a party thereto, by Insurer Parent and the Insurer, and the consummation by Insurer Parent and Insurer of the transactions contemplated to be undertaken by Insurer Parent and the Insurer do not result in a Non-Exempt Prohibited Transaction.
5.13    Financial Metrics. As of the Signing Date, the Insurer’s most recent Projected RBC Ratio for December 31, 2015 determined in accordance with Schedule 6.07 was [ * * * ].
5.14    No Other Representations or Warranties; Reliance. Except for the representations and warranties of Insurer and Insurer Parent expressly set forth in this Article V, none of Insurer Parent, the Insurer, any of their respective Affiliates or any other Person makes any express or implied representation or warranty on behalf of Insurer Parent or the Insurer or any of their respective Affiliates with respect to Insurer Parent, the Insurer, their respective Affiliates, or the Transactions. Insurer Parent and the Insurer acknowledge and agree that the Company and the Independent Fiduciary have relied on the representations and warranties set forth in this Article V, and such representations and warranties will not be affected in any way by reason of any investigation made by or on behalf of such Parties or their respective Affiliates or Representatives or by reason of the fact that such Parties or their respective Affiliates or Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate
VI.    PRE-CLOSING COVENANTS
6.01    Efforts to Close; Regulatory Clearances; Third-Party Consents. (a) In addition to the actions specifically provided for elsewhere in this Agreement and in any Ancillary Agreement, each of the Parties will cooperate with each other and use (and, except with respect to the Independent Fiduciary, will cause their respective Affiliates to use) their respective Commercially Reasonable Efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part to consummate the Closing. Without limiting the generality of the foregoing, the Company, the Insurer and Insurer Parent will use their respective Commercially Reasonable Efforts to obtain and to cause others to obtain, as soon as practicable, all

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required Governmental Approvals at the Closing or as otherwise contemplated by this Agreement, that may be or become necessary for the performance of their respective obligations under this Agreement and the Ancillary Agreements and the consummation of the Transactions, including approval of the Annuity Certificates from all state agencies from which approval is required, and will cooperate fully with each other in promptly seeking to obtain such Governmental Approvals and Consents. Without limiting the foregoing and subject to applicable legal limitations and the written instructions of any Governmental Authority, from the Signing Date until the Closing Date, each of the Parties agrees to (i) reasonably cooperate and consult with one another, (ii) furnish to the other Parties such necessary information and assistance as such other Party may reasonably request in connection with its preparation of any notifications or filings, (iii) keep each other apprised of the status of material matters relating to the completion of the transactions contemplated thereby, including apprising the other Parties of the substance of material notices or communications received by such Party from any third party or any Governmental Authority with respect to such transactions, within five Business Days of receipt thereof, and (iv) to the extent reasonably practicable, permit the other Parties to review and incorporate the other Party’s reasonable comments in any material communication to be given by it to any Governmental Authority with respect to the Transactions.
(b)    Without limiting the generality of Section 6.01(a) where the cooperation of third parties that are not Governmental Authorities, such as a trustee, record keeper or paying agent, would be necessary in order for a Party to completely fulfill its obligations under this Agreement or any Ancillary Agreement, such Party will use its Commercially Reasonable Efforts to cause such third parties to provide such cooperation.
6.02    Public Announcements.
(a)     The Company will have the right to prepare and issue its own press release announcing the execution and delivery of this Agreement and the Transactions (the “Transaction Announcement”), a copy of which shall be provided to the Insurer and the Insurer Parent for review no less than two days prior to the issuance thereof, and the Company will consider in good faith any comments made by such other Party. From the Signing Date through the Closing, the Company and the Insurer or Insurer Parent each may make such public written or oral statements related to the Transactions as it deems necessary or appropriate, in its sole discretion; provided, however, that each such Party will seek to give the other Party (and the Independent Fiduciary, to the extent the statement references the Independent Fiduciary or the role, duties or conclusions of the Independent Fiduciary) a reasonable opportunity to comment upon such statements in advance to the extent practicable and the Party shall consider any comments made by such other Party in good faith, it being understood that neither the Company nor the Insurer (nor the Independent Fiduciary) will have any right of approval over public statements by the other Party. Each of the Company and the Insurer may make any public disclosure required by applicable Law or securities listing

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standards, in which case each of the Company and the Insurer will provide to the other Party (and to the Independent Fiduciary, to the extent such announcement references the Independent Fiduciary, or the role, duties or conclusions of the Independent Fiduciary) for review prior to the issuance thereof and will consider any comments made by such other Party (or the Independent Fiduciary, as applicable) in good faith.
(b)    Insurer Parent and the Insurer acknowledge that the Company will publicly disclose any information that it reasonably believes is required by the rules of the SEC to be so disclosed; provided, however, that if the Company concludes that disclosure of this Agreement is required by such rules, (i) the Company and Insurer Parent will cooperate to make an application by the Company with the SEC for confidential treatment of information relating to the pricing of the Group Annuity Contract and such other information as the Company and Insurer Parent may mutually conclude is competitively sensitive from the perspective of the Company or Insurer Parent or otherwise merits confidential treatment and (ii) the Company will include Insurer Parent in any material correspondence (written or oral) with the SEC regarding such application for confidential treatment, and the Company and Insurer Parent will otherwise reasonably cooperate in connection with such application, including by the Company proposing to redact confidential portions of documents as to which the SEC staff seeks disclosure.
(c)    Notwithstanding anything to the contrary set forth herein and without limiting the generality of Section 6.02(a), (i) the Insurer may disclose without the consent of any other Party that (in substance) (A) the Insurer was selected by the Independent Fiduciary through a competitive bidding process, (B) the Insurer understands that the Independent Fiduciary also selected another insurance company to issue a group annuity contract in respect of the Priced Lives, (C) the Insurer serves as annuity administrator (under the Administrative Services Agreement) for which it received additional, appropriate consideration and [ * * * ], and (ii) the Company may disclose, without consent of or notice to any other Party that (in substance) the premium to be paid at Closing to the Insurer and the Other Insurer is fair and reasonable and represents the best pricing available under the circumstances.
6.03    Notification of Certain Matters. From the Signing Date until the Closing Date, each Party will give written notice to the other Parties within five Business Days of (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions or that otherwise relates to obtaining such Consent, (b) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Affiliates that relate to the consummation of the Transactions, (c) any material communications with any Covered Life, Contingent Life or Beneficiary that relate to the Transactions, and (d) the occurrence of any change or event that would reasonably be expected to cause, individually or in the aggregate, any condition to Closing set forth in Article VIII not to be satisfied (it being understood, however, that no delay or failure to provide any such notice will be deemed to be a waiver of such condition).

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6.04    Administrative Transition Process. (a)(i) The Insurer will use its reasonable best efforts to enter into the Administrative Services Agreement on the Closing Date and (ii) the Insurer, the Company and the Independent Fiduciary will use their respective Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to (1) coordinate and allow for the provision of recordkeeping and administration services regarding Annuity Payments and (2) coordinate the transfer to the Insurer on and after the Insurer Payment Commencement Date of all administration responsibilities necessary to effectively provide the recordkeeping and administration services regarding Annuity Payments commencing on the Insurer Payment Commencement Date.
(b) The Company or the Plan shall provide the Insurer with the information on and shall complete all processes set forth in Schedule 6.04(b) (including those that occur after Closing).
(c) If, despite Section 6.04(a), the Company or the Plan do not or cannot provide the Insurer with the information on or complete all processes set forth in Schedule 6.04(b) (occurring prior to the Closing Date) and, as a result, the Insurer is in good faith unable to provide the recordkeeping and administration services regarding Annuity Payments beginning on the Closing Date, then the Insurer will use its Commercially Reasonable Efforts to find an alternative method or methods to facilitate the issuance of Annuity Payments through existing commercial arrangements or any other method that is designed to ensure that such Annuity Payments are made in a manner that complies with the obligations of the Group Annuity Contract, for the period from the Closing Date to the Insurer Payment Commencement Date (an “Alternative Arrangement”). The Company will cooperate in good faith with the Insurer to find an Alternative Arrangement.
6.05    Non-Solicitation. Unless terminated pursuant to Article X, from and after the Signing Date and prior to the Closing, the Company will not and will cause its respective Representatives (which for these purposes will not be deemed to include the Independent Fiduciary) not to (a) solicit, initiate or knowingly facilitate any Alternative Transaction Proposal or the making or consummation thereof, (b) enter into any agreement, letter of intent, agreement in principle or other similar instrument with respect to any Alternative Transaction Proposal, (c) continue or otherwise participate in any discussions (except, in response to an inquiry by any Person, to notify such Person of the existence of the provisions of this Section 6.05) or negotiations regarding, or furnish to any Person any information in connection with, any Alternative Transaction Proposal, or (d) enter into or amend any agreement or other arrangement to engage any Person (including the Independent Fiduciary) to solicit any Alternative Transaction Proposal.
6.06    Information Provided To The Independent Fiduciary. Between the Signing Date and the Closing, the Insurer and Insurer Parent will provide to the Independent Fiduciary any information that (a) is consistent with the type and amount of

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information provided during the Independent Fiduciary’s pre-signing due diligence process, (b) is otherwise prepared in the ordinary course of business of the Insurer (including any information that is prepared for the purpose of providing information to Credit Rating Agencies), and (c) relates to the Insurer or Insurer Parent, in each case as may be reasonably requested by the Independent Fiduciary.
6.07    [ * * * ]. From and after the date hereof to the earlier of the termination of this Agreement and the Closing Date, the Insurer will not, without the prior written consent of the Company (not to be unreasonably withheld or delayed), (x) execute a commitment providing for the consummation prior to the Closing Date of any of the following or (y) consummate prior to the Closing Date any of the following that were not subject to a prior commitment:
(a)    [ * * * ]; or
(b)    [ * * * ];
provided, however, that this Section 6.07 will not preclude the Insurer from taking any of the foregoing actions unless, after giving pro forma effect to the actions contemplated by any such commitment and any capital contributions made or irrevocably committed to be made to the Insurer in connection with such commitment or in the case of any of the foregoing actions not subject to a prior commitment, the amount of the Insurer’s most recent calculation of its Projected RBC Ratio for December 31, 2015 would have been [ * * * ]. For the avoidance of doubt, the Insurer’s compliance with this Section 6.07 will in no way limit the Independent Fiduciary’s discretion in any respect, as to whether an Independent Fiduciary MAC has occurred.
6.08    No Insurer Communications. From the date of this Agreement until the issuance of an Annuity Certificate by the Insurer to a Covered Life, other than as provided for herein, without the Company’s prior written consent, (a) the Insurer will cause the employees of its retirement services business unit not to initiate any contact or communication with such Plan Participant or Plan Beneficiary in connection with the Transactions, (b) the Insurer and Insurer Parent will not, and will cause all of their respective Affiliates not to provide any of their respective insurance agents, wholesalers or retailers with any contact information of such Plan Participants or Plan Beneficiaries, and (c) the Insurer and Insurer Parent will not, and will cause all of their respective Affiliates not to provide any of the respective other Representatives with any contact information of such Plan Participants or Plan Beneficiaries, except for those Representatives of the Insurer, Insurer Parent or any of their respective Affiliates who need to know such information for purposes of these Transactions and agree to comply with the requirements of this Section 6.08 and Section 11.13; provided that this Section 6.08 shall not restrict employees of the retirement services business unit of the Insurer from contacting any Plan Participant or Plan Beneficiary in connection with, or to facilitate, the performance by the Insurer of its obligations under the Group Annuity Contract, the Annuity Certificates or this Article VI or Article VII. In the event that any Plan Participant or Plan Beneficiary contacts an employee of the retirement services

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business unit of the Insurer, the Insurer and the Company will cooperate to coordinate a response to any Plan Participant or Plan Beneficiary.
6.09    Company Contributions to the Plan. The Company shall make contributions to the Plan using the methodology set forth on Schedule 8.03(f) not less than five Business Days prior to the Closing Date.
6.10    [ * * * ]
VII.    OTHER COVENANTS
7.01    Company Actions. Except as otherwise expressly contemplated by this Agreement, following the Closing Date, the Company will use its Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary on their part to effectuate the Transactions.
7.02    Insurer Actions. Following the Closing Date, the Insurer will:
(a)    subject to the final sentence of this Section 7.02, mail an Annuity Certificate to each Covered Life at the last address designated for such Covered Life by the Company or Plan, such mailing to be made as promptly as practicable but in no event later than the later to occur of (i) 75 days after the Annuity Commencement Date and (ii) 30 days after the form of Annuity Certificate is approved by the Texas Department of Insurance (provided, that if such approval results in a need for the Insurer to make any non-de minimis changes in its programming in order to prepare such Annuity Certificates, the reference to “30 days” in clause (ii) will be deemed to be “60 days”); provided, that, solely with respect to any form of Annuity Certificate issuable to a Covered Life that must be approved by the relevant state insurance Governmental Authorities in any state (other than Texas) but has not been approved by the later to occur of clause (i) and (ii), then the Insurer will mail such Annuity Certificate to the relevant Covered Life (by delivery of such Annuity Certificate to the last address designated for such Covered Life by the Company) as promptly as reasonably practicable and in any case within 30 days following the date on which such Annuity Certificate has been approved by such relevant state insurance Governmental Authority (or if such approval results in a need for the Insurer to make any non-de minimis changes in its programming in order to prepare such Annuity Certificates, the reference to “30 days” in this proviso will be deemed to be “60 days”).
(b)    make or cause to be made all Annuity Payments to each Covered Life, Contingent Life and Beneficiary, as required under the Group Annuity Contract, from and after the Insurer Payment Commencement Date;
(c)    at the request of the Company, include a notice, provided by the Company and reasonably acceptable to the Insurer, regarding Annuity Certificates in the Insurer’s “welcome” mailing to the Covered Lives and Contingent Lives, or other

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subsequent mailings made by the Insurer to the Covered Lives and Contingent Lives; and
(d)    use its (i) reasonable best efforts to obtain the applicable approvals by the relevant state insurance Governmental Authority to mail an Annuity Certificate to any Covered Life and (ii) Commercially Reasonable Efforts to take, or cause to be taken, all other actions, and to do, or cause to be done, all other things reasonably necessary on its part to effectuate the Transactions.
Notwithstanding the foregoing, (x) the Insurer shall not be required to mail an Annuity Certificate to any Covered Life pursuant to Section 7.02(a) until the Other Insurer has received the applicable approvals by the relevant state insurance Governmental Authority to mail an annuity certificate to any such Covered Life and (y) the Insurer shall mail in the same package the Annuity Certificate and the annuity certificate of the Other Insurer.
7.03    Correspondence Center. (a) The Insurer will maintain, at its cost and expense, a toll-free phone number or a website (the “Annuity Benefits Correspondence Center”) which will be available from and after the Closing for Covered Lives and Contingent Lives to call with questions related to the Group Annuity Contract and the Annuity Certificates, it being understood that the Annuity Benefits Correspondence Center need not be solely dedicated to Covered Lives and Contingent Lives.
(b)    For a period of five years following the Closing, the Company will maintain, at its cost and expense, a point of contact (the “Kimberly-Clark Benefits Center”) which will be available from and after the Closing and to which the Insurer may refer Covered Lives and Contingent Lives that pose questions to the Annuity Benefits Correspondence Center related to their Plan benefits, it being understood that the Kimberly-Clark Benefits Center need not be solely dedicated to Covered Lives and Contingent Lives.
(c)    In the event that any Covered Life, Contingent Life or Beneficiary contacts the Insurer or any of its Affiliates or representatives with questions related to their Plan benefits, the Insurer, or its Affiliates or representatives, as applicable, may refer such person to the Kimberly-Clark Benefits Center. In the event that any Covered Life, Contingent Life or Beneficiary contacts the Company or any of its Affiliates or representatives with questions related to the Group Annuity Contract or the Annuity Certificates, the Company or its Affiliates or representatives, as applicable, may refer such person to the Annuity Benefits Correspondence Center.
7.04    Payment Agreement and Plan Trustee Agreement. (a) The Company and the Insurer will negotiate in good faith to enter into a commercially reasonable agreement providing for the services described in Schedule 7.04(a) and the other terms set forth on such schedule not less than five Business Days prior to the Closing Date.

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(b)    As promptly as practicable after the date hereof, the Independent Fiduciary will issue and deliver the Plan Trustee Direction Letter (Pre-Closing) to the Plan Trustee and the Independent Fiduciary, the Plan Trustee and the Insurer will enter into the Plan Trustee Agreement in substantially the form set forth on Schedule 7.04(b) (the “Plan Trustee Agreement”).
7.05    Claims Procedures. From and after the Annuity Commencement Date, the Insurer will maintain written rules and procedures to govern the submission to the Insurer of claims and requests by Covered Lives and Contingent Lives regarding Annuity Payments. Such written rules and procedures will be consistent with the Insurer’s standard rules and procedures (for handling inquiries from annuitants covered by its group annuity contracts), as the same may change from time to time.
7.06    Compliance with Prohibited Transaction Exemptions. From the Signing Date until the Closing Date, (a) the Insurer agrees to keep current the information on Schedule 5.12 by providing the Company on a monthly basis with any updates relating to the formation of any new legal entities or the entry into any agreements with or by investment managers following the Signing Date and (b) the Company will not enter into any agreements with the Insurer or any investment manager listed on Schedule 5.12 (as it may be updated from time to time) whereby the Insurer or any of its Affiliates would be a fiduciary expressly authorized in writing to manage, acquire or dispose of Plan Assets on a discretionary basis that have been identified as, or are reasonably likely to be included as, a Transferred Asset. If the Insurer discovers the existence of any such agreement, the Insurer will, and will cause its Affiliates to, cease providing any discretionary asset management services with respect to any Plan Asset before such Plan Asset becomes a Transferred Asset and the Company hereby consents to any such termination of services.
VIII.    CONDITIONS TO OBLIGATION TO CLOSE
8.01    Conditions to the Company’s Obligations. The Company’s obligations to consummate the transactions contemplated hereby in connection with the Closing are subject to satisfaction or, other than with respect to the condition set forth in Section 8.01(d) (which cannot be waived), waiver by the Company of the following conditions:
(a)    the representations and warranties set forth in Article IV and Article V (i) that are qualified by materiality will be true and correct in all respects or (ii) that are not qualified by materiality will be true and correct in all material respects, in each case, as of the Closing Date with the same force and effect as though made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of that date in all material respects);
(b)    the Insurer and the Independent Fiduciary shall have performed and complied with their respective covenants and agreements hereunder through the Closing in all material respects;

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(c)    (i) no Order shall be in effect which prohibits consummation of any of the transactions contemplated by this Agreement and (ii) no Material Litigation shall have been filed or commenced and then be pending;
(d)    the Independent Fiduciary shall have confirmed that the Transactions continue to satisfy the ERISA Requirements because an Independent Fiduciary MAC has not occurred or, if an Independent Fiduciary MAC has occurred, it is not continuing on the Closing Date;
(e)    the Company shall have confirmed that it may account for the transactions contemplated by this Agreement and the Ancillary Agreements as a settlement as contemplated under ASC 715;
(f)    a Transaction MAC has not occurred that continues as of the Closing Date;
(g)    the Administrative Services Agreement has been executed and delivered by each of the parties thereto;
(h)    each delivery contemplated by Section 2.03(a) and Section 2.03(b) shall have been delivered;
(i)    simultaneously with the Closing, the Other Insurer and the Company have executed the Other Group Annuity Contract; and
(j)    the agreements contemplated by Section 7.04 have been executed and delivered by each of the parties thereto.
8.02    Conditions to the Insurer’s Obligations. The Insurer’s obligation to consummate the transactions contemplated hereby in connection with the Closing are subject to satisfaction or waiver by the Insurer of the following conditions:
(a)    the representations and warranties in Article III (other than Section 3.12, which the Parties agree shall not be considered in any respect under this Section 8.02(a)) and Article IV (i) that are qualified by materiality will be true and correct in all respects or (ii) that are not qualified by materiality will be true and correct in all material respects, in each case, as of the Closing Date with the same force and effect as though made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of that date in all material respects);
(b)    the Company and the Independent Fiduciary shall have performed and complied with their respective covenants and agreements hereunder through the Closing in all material respects;

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(c)    (i) no Order shall be in effect which prohibits consummation of any of the transactions contemplated by this Agreement and (ii) no Material Litigation shall have been filed or commenced and then be pending;
(d)    each delivery contemplated by Section 2.03(a) and Section 2.03(c) shall have been delivered;
(e)    the Administrative Services Agreement has been executed and delivered by each of the parties thereto;
(f)    either the Company or the Plan has provided the Insurer with the information on and completed all processes set forth in Schedule 6.04(b) (occurring prior to the Closing Date), or an Alternative Arrangement shall have been effected;
(g)    simultaneously with the Closing, the Other Insurer and the Company have executed the Other Group Annuity Contract; and
(h)    the agreements contemplated by Section 7.04 have been executed and delivered by each of the parties thereto.
8.03    Conditions to the Independent Fiduciary’s Obligations. The Independent Fiduciary’s obligation to, or to direct the Plan Trustee to, consummate the transactions contemplated hereby in connection with the Closing is subject to satisfaction or waiver (provided that the condition in Section 8.03(b) may not be waived) of the following conditions:
(a)    (i) the representations and warranties set forth in Article III (other than Section 3.12, which the Parties agree is not being given by the Company to the Independent Fiduciary) and Article V (x) that are qualified by materiality will be true and correct in all respects or (y) that are not qualified by materiality will be true and correct in all material respects, in each case, as of the Closing Date with the same force and effect as though made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of that date in all material respects), and (ii) the Insurer and the Company shall have performed and complied with their respective covenants and agreements hereunder through the Closing in all material respects;
(b)    the Independent Fiduciary shall have confirmed that the Transactions continue to satisfy the ERISA Requirements because an Independent Fiduciary MAC has not occurred or, if an Independent Fiduciary MAC has occurred, it is not continuing on the Closing Date;
(c)    (i) no Order shall be in effect which prohibits consummation of any transactions contemplated by this Agreement and (ii) no Material Litigation shall have been filed or commenced and then be pending;

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(d)    each delivery contemplated by Section 2.03(b) and Section 2.03(c) shall have been delivered;
(e)    the Administrative Services Agreement has been executed and delivered by each of the parties thereto;
(f)    the Plan Assets comprising the “remaining pool assets” (as determined pursuant to Part 1 of Schedule 8.03(f) as of the Signing Date) have been adjusted through the Closing Date only (except for changes in fair value) pursuant to the methodology set forth in Part 2 of Schedule 8.03(f);
(g)    simultaneously with the Closing, the Other Insurer and the Company have executed the Other Group Annuity Contract; and
(h)    the agreements contemplated by Section 7.04 have been executed and delivered by each of the parties thereto.
8.04    No Frustration of Closing Conditions. None of the Company, the Independent Fiduciary or the Insurer may rely on the failure of any condition to its obligation to consummate the transactions contemplated hereby set forth in Section 8.01, 8.02 or 8.03, as the case may be, to be satisfied if such failure was caused by such Party’s or its Affiliates’ breach of its representations, warranties or covenants hereunder.
IX.    INDEMNIFICATION
9.01    Survival. All of the representations and warranties set forth in this Agreement will survive the Closing until the date that is 12 months after the Closing Date; provided, however, that the Fundamental Reps will survive until the date that is six years after the Closing Date. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the party against whom indemnification may be sought prior to such time.
9.02    Indemnification by the Insurer. From and after the Closing, the Insurer will indemnify, defend and hold the Company, the Plan, and their respective Affiliates, officers, directors, stockholders, employees, agents and other Representatives (each, a “Company Indemnified Party”) harmless from and against any and all Liabilities (in each case, including reasonable out-of-pocket expenses and reasonable fees and expenses of counsel) to the extent arising out of or relating to the portion of any Action, demand or other claim against the Company Indemnified Party by a third party that is threatened or brought against or that involves a Company Indemnified Party and that arises out of or relates to any failure by the Insurer to make, or cause to be made, any payments required to be made to Covered Lives or Contingent Lives pursuant to the Group

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Annuity Contract or the Annuity Certificates (collectively, “Company Indemnified Claims”).
9.03    Procedures For Indemnification Claims. (a) Any Company Indemnified Party making a claim for indemnification for Company Indemnified Claims under Section 9.02 will notify the Insurer of each Company Indemnified Claim in writing promptly after receiving notice of such, describing the Company Indemnified Claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail; provided, however, that the failure to notify the Insurer will affect the rights of a Company Indemnified Party hereunder only if, and to the extent, such failure has an actual material prejudicial effect on the Insurer’s Liabilities with respect to such claim.
(b)    The Insurer will have the right at any time to assume the defense against any Company Indemnified Claim with counsel of its choice reasonably satisfactory to the Company Indemnified Party and control the defense of such Company Indemnified Claim.
(c)    From and after the date that the Insurer has assumed and is conducting the defense of a Company Indemnified Claim in accordance with Section 9.03(b), (i) the Company Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in, but not control, the defense of such Company Indemnified Claim, (ii) the Company Indemnified Party may retain counsel at its sole cost and expense to control the defense of any portion of the Action, demand or other claim against the Company Indemnified Party that is not a Company Indemnified Claim (the “Uncovered Claim”), (iii) the Insurer and the Company Indemnified Party will cooperate fully with each other and any of their respective counsel in connection with the defense, negotiation or settlement of any such Company Indemnified Claim or (if the Company Indemnified Party retains counsel for the Uncovered Claim) the Uncovered Claim, including providing access to any relevant books and records, properties, employees and Representatives; provided, however, that for avoidance of doubt, the foregoing will not require any Person to waive, or take any action which has the effect of waiving, its attorney-client privilege, attorney work-product, or any other applicable privilege with respect thereto, (iv) the Insurer will not consent to the entry of any judgment on or enter into any settlement with respect to such Company Indemnified Claim without the prior written consent of the Company Indemnified Party (which will not be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Insurer, and either does not impose an injunction or other equitable relief upon the Company Indemnified Party, or adversely impact the Tax Qualified status of the Plan, or admits liability on the part of any Company Indemnified Party, (v) the Company Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such Company Indemnified Claim without the prior written consent of the Insurer (which will not be unreasonably withheld, conditioned or delayed), and (vi) the Company Indemnified Party may consent to the entry of any judgment or enter into any settlement with respect to the Uncovered Claim without the prior consent of the Insurer.

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(d)    If the Insurer has not assumed the defense of a Company Indemnified Claim after notice thereof, (i) the Company Indemnified Party may defend against the Company Indemnified Claim in any manner it reasonably determines to be appropriate, (ii) the Insurer will reimburse the Company Indemnified Party promptly and periodically for the costs of defending against the Company Indemnified Claim (including prompt payment of reasonable attorneys’ fees and expenses allocable to such Company Indemnified Claim) to the extent such costs are Liabilities for which the Company Indemnified Party is entitled to indemnification hereunder and (iii) the Insurer will remain responsible for any costs the Company Indemnified Party may incur resulting from the Company Indemnified Claim to the extent such costs are Liabilities for which the Company Indemnified Party is entitled to indemnification hereunder. If the Company Indemnified Party has not assumed the defense of an Uncovered Claim as contemplated by Section 9.03(c)(ii), the Insurer is not responsible in any way for any Liabilities or Orders resulting from not responding to or defending such Uncovered Claim; provided, however, that the Insurer’s responsibility for Company Indemnified Claims will not be altered in any way.
9.04    Claims and Payment. On each occasion that any Company Indemnified Party will be entitled to indemnification under this Article IX, the Insurer will, at each such time, promptly pay the amount of such indemnification within ten (10) Business Days following receipt of an invoice for out-of- pocket expense, fees or other amounts for which it is liable under this Article IX.
X.    TERMINATION
10.01    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as provided below:
(a)    by the mutual written consent of the Company and the Insurer;
(b)    by the Company if the Closing has not occurred by or on [ * * * ] after the Signing Date (the “Outside Date”) or any state of facts or circumstances exists as a result of which there is no reasonable probability that the Closing can occur by or on the Outside Date; provided, however, that such right to terminate this Agreement will not be available to the Company if any failure of the Company to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date and such action or failure to perform constitutes a breach of this Agreement;
(c)    by the Company if there has been a misrepresentation or breach of any representation, warranty, covenant or agreement on the part of Insurer or the Independent Fiduciary contained in this Agreement, and which will not have been cured prior to 20 Business Days following notice of such misrepresentation or breach to the Insurer or the Independent Fiduciary, as applicable;

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(d)    by the Insurer if the Closing has not occurred by or on the Outside Date or any state of facts or circumstances exists as a result of which there is no reasonable probability that the Closing can occur by or on the Outside Date; provided, however, that such right to terminate this Agreement shall not be available to the Insurer if any action of the Insurer or Insurer Parent or the failure of the Insurer or Insurer Parent to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date and such action or failure to perform constitutes a breach of this Agreement; and
(e)    by the Insurer if there has been a material misrepresentation or breach of any representation, warranty, covenant or agreement on the part of the Company or the Independent Fiduciary contained in this Agreement, and which shall not have been cured prior to 20 Business Days following notice of such misrepresentation or breach to the Company or the Independent Fiduciary, as applicable.
10.02    Effect of Termination; Survival. If this Agreement is terminated pursuant to Section 10.01, all rights and obligations of the Parties hereunder will terminate upon such termination and will become null and void, except that Section 1.01 (Definitions), Article XI (Miscellaneous) and this Section 10.02 (Effect of Termination; Survival) will survive any such termination and no Party will otherwise have any Liability to any other Party hereunder; provided, however, that nothing in this Section 10.02 will relieve any Party from Liability for any fraud or willful and material breach of this Agreement.
10.03    Extension.
(a)    If the Closing is not reasonably expected to occur on or prior to the Outside Date, the Company may deliver a request to the Insurer on or before 5:00 pm eastern time on the Outside Date that the Outside Date be extended (a “Notice of Extension”), in which case the Outside Date will be deemed to be extended to [ * * * ].
(b)    If the Company timely delivers a Notice of Extension to the Insurer, the Insurer will use its Commercially Reasonable Efforts to deliver to the Company and the Independent Fiduciary a written, good-faith revision of the Signing Date Amount by [ * * * ] (a “Re-Pricing Offer”), [ * * * ]. The Company will deliver a written response to the Insurer either accepting or rejecting the Re-Pricing Offer within ten Business Days following the Insurer’s delivery of the Re-Pricing Offer to the Company. If the Company accepts the Re-Pricing Offer, the Parties will (i) set a new Closing Date as soon as reasonably practicable and (ii) cooperate in good faith for a period of ten Business Days to negotiate any amendments to this Agreement, the Ancillary Agreements and the Procedures Manual necessary to implement the terms of the Re-Pricing Offer.
(c)    If the Company rejects the Re-Pricing Offer or the Parties do not agree upon amendments necessary to implement the terms of the Re-Pricing Offer within the time frame set forth in Section 10.03(b), then this Agreement will immediately terminate.

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XI.    MISCELLANEOUS
11.01    Expenses. Except as otherwise expressly set forth herein, each Party will bear its own costs and expenses incurred in connection with this Agreement and the Transactions, including all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants.
11.02    Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by, among or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. Notwithstanding the foregoing, (a) the IF Engagement Letter will not be superseded by this Agreement or the Ancillary Agreements and (b) nothing in this Agreement will affect the terms or enforceability of the Group Annuity Contract.
11.03    Amendments and Waivers. No amendment of any provision of this Agreement or the Ancillary Agreements will be valid unless the same will be in writing and signed by each Party hereto, except as expressly provided herein. No waiver of any breach of this Agreement will be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the Party making such waiver, nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement will be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 11.03. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof.
11.04    Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties, and any attempt to do so will be null and void ab initio, without any effect whatsoever.
11.05    Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing except as expressly provided herein. Any notice, request, demand, claim or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), addressed as set forth below, or (c) when transmitted, if sent by facsimile or electronic mail, to those indicated below (including the recipient):

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If to the Company:
Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261-9100
Attention: Charles Ballard, Director, Asset Management
Facsimile: (920) 225.3585
Email: charles.ballard@kcc.com

With copies (which will not constitute notice to the Company) to:
Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261-9100
Attention: Pat Wheeler, Associate General Counsel
Facsimile: (920) 225.4498
Email: pwheeler@kcc.com
Jones Day
51 Louisiana Avenue, NW
Washington, DC 20001
Attention: Evan Miller
Facsimile: (202) 626.1700
Email: emiller@jonesday.com
Jones Day
222 East 41st Street
New York, NY 10017-6792
Attention: George Flemma
Facsimile: (212) 755.7306
Email: gflemma@jonesday.com
If to Insurer or Insurer Parent:

Prudential Insurance Company of America
200 Wood Avenue South
Iselin, NJ 08830
Attention: Susan Cannilla
Facsimile: (732) 482.8891
Email: susan.cannilla@prudential.com

With a copy (which will not constitute notice to Insurer or Insurer Parent) to:

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Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Nicholas F. Potter
Alexander Cochran
Facsimile: (212) 909.6836
Email: nfpotter@debevoise.com     arcochra@debevoise.com

If to the Independent Fiduciary:

State Street Global Advisors, a division of State Street Bank and Trust Company
One Lincoln Street
Boston, MA 02111
Attention: Denise Sisk
Facsimile: (617) 946.9434
Email:    denise_sisk@ssga.com
With a copy (which will not constitute notice to Independent Fiduciary) to:
K&L Gates LLP
210 Sixth Avenue
Pittsburgh, PA 15222
Attention: Charles R. Smith
Marcia C. Kelson
Facsimile: 412.355.6501
Email:    charles.smith@klgates.com;     marcia.kelson@klgates.com
Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 11.05.
11.06    Governing Law. Except to the extent preempted by applicable Federal Law, this Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any principles of conflicts of law thereof that would permit or require the application of the Laws of another jurisdiction.
11.07    Submission to Jurisdiction; Service of Process. (a) Each of the Parties irrevocably and unconditionally submits to the jurisdiction of any state or federal court, and only federal court if diversity of Parties exists, sitting in New York County, New York in any Dispute arising out of or relating to this Agreement or any Ancillary Agreement and agrees that all claims in respect of such Action may be heard and determined in any such court. Each Party also agrees not to bring any Action arising

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out of or relating to this Agreement or any Ancillary Agreement in any other court. Each of the Parties irrevocably and unconditionally waives any objection to personal jurisdiction, venue, and any defense of inconvenient forum to the maintenance of, any Action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.05; provided, however, that nothing in this Section 11.07 will affect the right of any Party to serve legal process in any other manner permitted by Law.
(b)    Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree that in the course of any Action, if the Insurer elects to, based on the opinion of counsel, produce or otherwise disclose any [ * * * ], to the Company, the Independent Fiduciary or their respective Affiliates or Representatives (for the avoidance of doubt, nothing herein will obligate the Insurer or any of its Affiliates or Representatives to make such disclosure), the Company and the Independent Fiduciary will consent to the filing of, and the Parties will use their all reasonable efforts to move for and urge the court to adopt, a protective order implementing terms reasonably satisfactory to the Insurer to limit the disclosure of [ * * * ] and ensure the strictly confidential treatment thereof, including requiring [ * * * ] to be submitted under seal and for the return and destruction of [ * * * ] or copies thereof following the conclusion of any such Action; provided, however, that in no case will the Company be required to take any steps that would compromise the ability of the Company to prosecute or defend the Action or otherwise prejudice the Company’s position (including any restrictions on the ability of Company experts to review, access and analyze any materials that the Company determines are relevant to such prosecution or defense); provided, further, that the Company and the Independent Fiduciary agree that it will not be considered unreasonable for the Insurer to seek a protective order that prevents disclosure of such information in such a way that it would be reasonably likely to become available to competitors of the Insurer or other third parties not involved in any such Action.
11.08    Waivers of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
11.09    Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement or the Ancillary Agreements were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party will be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Agreement by the breaching Party and to enforce specifically the terms and provisions of this Agreement or any Ancillary Agreement, in addition to any other remedy to which such Party is entitled at law or in equity. Without limiting the generality of the foregoing, the Parties acknowledge and

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agree that the Insurer will be entitled to enforce specifically the obligations of the Independent Fiduciary set forth in this Agreement to irrevocably direct the Plan Trustee to act in accordance with this Agreement and the Ancillary Agreements. The Parties further agree that (a) by seeking the remedies provided for in this Section 11.09, a Party will not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement or any Ancillary Agreement (including monetary damages) if the remedies provided for in this Section 11.09 are not available or otherwise are not granted, and (b) nothing set forth in this Section 11.09 will require any Party hereto to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 11.09 prior or as a condition to exercising any termination right under Article X, nor will the commencement of any Action pursuant to this Section 11.09 or anything set forth in this Section 11.09 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article X, or pursue any other remedies under this Agreement that may be available then or thereafter.
11.10    Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement; provided, however, that if any of the material provisions of this Agreement are held illegal, invalid or unenforceable, this entire Agreement will be null and void. If any of the provisions of this Agreement are be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions will be limited or eliminated only to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect.
11.11    No Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties and the respective successors and permitted assigns of the foregoing.
11.12    Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered to the recipients in Section 11.05 by electronic communications by portable document format (.pdf), each of which will be deemed an original.
11.13    Confidentiality. (a) It is understood that each Party has received and will receive Confidential Information from the other Parties in connection with the negotiation of this Agreement and the Ancillary Agreements as well as in previous discussions and interactions involving the matters addressed by this Agreement and the Ancillary Agreement. Except as set forth herein (including except as expressly permitted or contemplated by the other provisions of this Agreement), the Parties will not use the Confidential Information of another disclosing Party except in connection with the performance of their respective obligations under this Agreement and will not disclose (and will cause their respective Representatives, Affiliates, and Affiliates’

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Representatives not to disclose) any Confidential Information received from another Party, the Plan, or their Affiliates or Representatives, except to such receiving Party’s Representatives, Affiliates, and Affiliates’ Representatives, who have a need to know ([ * * * ]) and have agreed to maintain the confidentiality of Confidential Information in accordance with this Section 11.13.
(b)    Section 11.13(a) will not apply with respect to Confidential Information that the receiving Party can demonstrate is or was:
(i)    already known to such Party or its Affiliates or Representatives prior to the confidential disclosure by the disclosing Party or any of its affiliates or Representatives;
(ii)    independently developed by the receiving Party or its Affiliates or Representatives not in violation or breach of this Agreement or any other confidentiality obligation to the disclosing Party (such as the Confidentiality Agreements or any retention agreement with a firm or professional in connection with this Agreement);
(iii)    already known to the public without breach of confidence by such Party or any of its Affiliates;
(iv)    received by the receiving Party from a third party without restrictions on its use in favor of the disclosing Party, whether by Law or Contract; or
(v)    subject to prior compliance with Section 11.13(c), required to be disclosed pursuant to any applicable Law, stock exchange regulation, regulatory provision, court order, subpoena or other legal process.
(c)    Section 11.13(a) will not apply from and after the Closing to restrict the use or disclosure by the Insurer of any Confidential Information related to Priced Lives, Annuity Payments, or [ * * * ], received from another disclosing Party; provided, however, that the Insurer will use such Confidential Information only in compliance with all applicable Laws relating to privacy of personally identifying information. For the avoidance of doubt, this Section 11.13(c) does not apply to Confidential Information regarding the Company or the Plan (other than to the extent required in connection with the Group Annuity Contract).
(d)    Except as otherwise provided in this Agreement, if any Party, its Representatives, its Affiliates or its Affiliates’ Representatives, receives a request, subpoena, demand, or order for disclosure or becomes required by Law or stock exchange rule or regulation to disclose any Confidential Information (a “Compelled Disclosing Party”), such Compelled Disclosing Party will promptly, and in no case more than five (5) Business Days following receipt of such a request, subpoena, demand, or order (so long as it is legally permitted to provide such notification), notify the other Parties to afford them the opportunity to object and seek a protective order or other

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remedy, including a protective order requiring Confidential Information to be submitted under seal and for the return and destruction of Confidential Information or copies thereof following the conclusion of any Action, prior to the disclosure of any such Confidential Information. The Compelled Disclosing Party will, to the extent permitted by Law, cooperate with the other Party’s or Parties’ efforts to obtain such protective order, at such other Party’s or Parties’ cost and expense. In the event that such protective order or other remedy is not sought or obtained, only that portion of Confidential Information which the Compelled Disclosing Party’s legal counsel determines, in good faith, is required to be responsive to such request may be disclosed and such Compelled Disclosing Party will request that appropriate confidential treatment will be accorded to such Confidential Information.
(e)    The Parties acknowledge and agree that this Section 11.13 will supersede the Confidentiality Agreements. Notwithstanding the foregoing, this Section 11.13(e) will not relieve any party from Liability for breaches of the Confidentiality Agreement that have occurred prior to the date hereof.
11.14    Waiver of Punitive Damages. To the fullest extent permitted by Law, and notwithstanding any other provision of this Agreement, none of the Parties will be liable to any other Party for any punitive or exemplary damages of any nature in respect of matters arising out of this Agreement, whether arising out of breach of contract, negligence, tort, strict liability or any other legal or equitable principle. The foregoing sentence will not preclude recovery of amounts claimed in a Company Indemnified Claim to the extent that claims for such amounts are subject to indemnification under this Agreement.
11.15    Intellectual Property. (a) Notwithstanding anything to the contrary herein, the Parties acknowledge that, as between the Insurer, the Company and the Independent Fiduciary, neither the Company nor the Independent Fiduciary shall have an ownership interest in any spreadsheets and formulas, including the methodologies reflected on the spreadsheets and manuals (including the Procedures Manual), related to the calculation of all or any part of the Contribution Amount (as defined in the Group Annuity Contract) or any adjustments thereto, whether or not such spreadsheets, formulas or methodologies are referenced in this Agreement, other than the methodology set forth in Schedule 8.03(f) (collectively, the “Materials”). The foregoing remains true even with respect to the Materials incorporated or reproduced in the work product of any arbitrator or staff thereof in connection with this Agreement. In furtherance of the foregoing, the Company and the Independent Fiduciary hereby assign to the Insurer all right, title and interest that such Party has or may have in any Materials, and any intellectual property rights therein and thereto, conceived, invented, authored or reduced to practice in connection with this Agreement and the Ancillary Agreements; and, for the avoidance of doubt, neither the Company nor the Independent Fiduciary assigns, conveys or impairs any right to the Materials that any other Person may have or assert. The Insurer hereby grants the Independent Fiduciary, the Company and, pursuant to the applicable engagement letter, if any, any arbitrator or

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staff thereof or any other professional engaged in connection with this Agreement, the limited, [ * * * ] right, [ * * * ], to use such Materials [ * * * ]. The Insurer hereby grants to the Company, the Independent Fiduciary, [ * * * ], a limited, [ * * * ] right, [ * * * ], to use the Materials [ * * * ].
(b)    From and after the Closing, the Insurer will indemnify, defend and hold the Company and the Independent Fiduciary and their respective Affiliates, officers, directors, stockholders and employees (each an “Indemnified Person”) harmless from and against any and all Liabilities (in each case, including reasonable out-of-pocket expenses and reasonable fees and expenses of counsel) to the extent arising out of or relating to any claim, action, suit, arbitration, complaint, charge, investigation, inquiry, proceeding, demand or other claim against any Person (other than a direct action against an Indemnified Person) that is threatened or brought by Insurer involving [ * * * ].
(c)    [ * * * ]. Further, the Insurer agrees that it will, in good faith, attempt to avoid involving the Company in any action related to enforcement against any other Person of any intellectual property or confidentiality rights with respect to the Materials.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA By: /s/ Brian J. Curran Name: Brian J. Curran Title: Senior Investment Vice President	KIMBERLY-CLARK CORPORATION By: /s/ Mark A. Buthman Name: Mark A. Buthman Title: Senior Vice President and Chief Financial Officer
PRUDENTIAL FINANCIAL, INC. By: /s/ Susan Cannilla Name: Susan Cannilla Title: Second Vice President	STATE STREET BANK AND TRUST COMPANY, acting solely in its capacity as Independent Fiduciary of the Plan By: /s/ Sydney Marzeotti Name: Sydney Marzeotti Title: Vice President

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